                           2003 ANNUAL REPORT               [CINRAM LOGO]

                                   [GRAPHICS]

      2     TO OUR FELLOW SHAREHOLDERS

      5     REVIEW OF OPERATIONS

      10    MANAGEMENT'S DISCUSSION AND ANALYSIS

      36    MANAGEMENT'S RESPONSIBILITY/AUDITORS' REPORT

      37    CONSOLIDATED FINANCIAL STATEMENTS

      40    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      58    FINANCIAL SUMMARIES

      61    TRADING OF COMMON SHARES

      62    DIRECTORS AND OFFICERS

      64    CORPORATE INFORMATION

      CORPORATE PROFILE

      Cinram International Inc. is the world's largest independent provider of pre-recorded multimedia products and logistics services. With facilities in North America and Europe, Cinram manufactures and distributes pre-recorded DVDs, VHS video cassettes, audio CDs, audio cassettes and CD-ROMs for motion-picture studios, music labels, publishers and computer software companies around the world. The Company's shares are listed on the Toronto Stock Exchange (CRW) and are included on the S&P/TSX Composite Index.

      FOR MORE INFORMATION, VISIT OUR WEB SITE AT WWW.CINRAM.COM.

FINANCIAL HIGHLIGHTS

(in thousands of Canadian dollars, except share and per share amounts) Years ended December 31

                                                   2003            2002            2001
                                               ------------    ------------    ------------
FINANCIAL SUMMARY
Revenue                                        $  1,152,631    $    878,679    $    831,723
Gross profit                                        239,086         160,194         121,043
EBITA*                                              228,071         151,992         108,497
Capital expenditures                                111,830          69,309          80,341
                                               ------------    ------------    ------------

EBITA*                                         $    228,071    $    151,992    $    108,497
Amortization                                       (104,762)        (75,043)        (66,855)
Interest expense                                    (19,156)         (5,193)         (9,642)
Investment income                                     4,994           4,538           4,404
Income taxes                                        (35,241)        (21,823)        (12,691)
                                               ------------    ------------    ------------
Net earnings                                   $     73,906    $     54,471    $     23,713
                                               ============    ============    ============

PER COMMON SHARE
Earnings per share
      Basic                                    $       1.33    $       0.99    $       0.43
      Diluted                                  $       1.31    $       0.98    $       0.43
                                               ------------    ------------    ------------
Diluted average number of shares outstanding         56,612          55,335          54,942
                                               ============    ============    ============

FINANCIAL POSITION AT DECEMBER 31                  2003            2002            2001
                                               ------------    ------------    ------------
Cash and cash equivalents                      $    328,218    $    164,216    $     91,879
Goodwill                                            361,326           6,789           6,805
Intangible assets                                   486,714               -               -
Long-term debt                                    1,357,590          53,989          41,219
Working capital                                      45,147         186,094         121,432
Shareholders' equity                                498,210         460,170         398,599
                                               ============    ============    ============

----------------
*EBITA is defined herein as earnings before amortization, interest expense, investment income, and income taxes, and is a standard measure that is commonly reported and widely used in the industry to assist in understanding and comparing operating results. EBITA is not a defined term under generally accepted accounting principle (GAAP). Accordingly, this measure should not be considered as a substitute or alternative for net earnings or cash flow, in each case as determined in accordance with GAAP. The table outlined above provides a reconciliation of EBITA to net earnings under GAAP.

                        [CINRAM 2003 ANNUAL REPORT CHART]

                                                     CINRAM 2003 ANNUAL REPORT 1

TO OUR FELLOW SHAREHOLDERS

2003 WAS AN EXTRAORDINARY
YEAR FOR CINRAM.

IN LATE OCTOBER, WE COMPLETED OUR ACQUISITION OF THE DVD AND CD MANUFACTURING AND DISTRIBUTION BUSINESSES OF TIME WARNER INC., MORE THAN DOUBLING THE SIZE OF OUR BUSINESS AND OPERATIONS. AT THE SAME TIME, WE ENTERED INTO EXCLUSIVE, LONG-TERM SUPPLY AGREEMENTS WITH WARNER HOME VIDEO AND WARNER MUSIC GROUP FOR NORTH AMERICA AND EUROPE. WE ALSO RENEWED AND EXPANDED OUR RELATIONSHIPS WITH OUR MAJOR MUSIC LABEL CLIENTS IN CANADA.

In 2003, our consolidated revenue rose to $1,152.6 million, from $878.7 million in 2002. EBITA also increased to $228.1 million in 2003 from $152.0 million in 2002, and net earnings were up 36 percent to $73.9 million, or $1.31 per diluted share. Since the Time Warner businesses were acquired only nine weeks before the year end, their contribution to these numbers was relatively modest.

To finance the Time Warner acquisition, we assumed US$1.025 billion of debt at variable rates with a fixed interest rate spread. We did so, despite our traditional conservatism in fiscal matters, because of our strong belief that our future earnings - enhanced by this acquisition - will enable us to repay this debt on a timely basis, while at the same time allowing for capital expenditure requirements and the pursuit of additional business opportunities. We ended the year with a strong cash position and with ample liquidity to meet those objectives.

The growth of our business in 2003 has in large measure paralleled that of the DVD, the development of which has been the focus of our business strategy during the last several years.

The DVD format, which has become the most successful media format in consumer electronics history, has fueled the surge in the U.S. home video industry, which enjoyed US$22.5 billion of sales in 2003, with U.S. consumers spending twice as much on home video products than at theatre box offices.

In 2003, industry DVD unit shipments in the U.S. - Cinram's largest market - increased by 50 percent, to more than one billion units, and DVD player home penetration reached 57 percent.

More than 30,000 titles are already available on DVD today, and this number is expected to grow dramatically as the industry's largest movie studios exploit their rich content libraries, and as new categories such as television series emerge in the marketplace. The

2 CINRAM 2003 ANNUAL REPORT

                                   [GRAPHICS]

THE GROWTH OF OUR BUSINESS IN 2003 HAS IN LARGE MEASURE PARALLELED THAT OF THE DVD, THE DEVELOPMENT OF WHICH HAS BEEN THE FOCUS OF OUR BUSINESS STRATEGY DURING THE LAST SEVERAL YEARS.

growth in DVD unit sales has also been significantly influenced by attractive retail pricing by the studios, and in-store promotional activities by mass merchandisers and big box retailers.

With all indicators pointing to further growth, we increased our DVD capacity in North America and Europe in 2003 - above and beyond the production capabilities we acquired from Time Warner. The growing demand for DVDs, and in turn our increasing customer requirements, will allow us to benefit from a rapid return on our investment.

The year was also characterized by an important shift in our product mix from VHS to DVD, with DVD representing 47 percent of our consolidated sales, up from 28 percent in 2002.

Priced to sell, DVDs have generated revenue increases that have far outpaced the declines in VHS, which had traditionally been a rental market. Our experience has taught us that each new media format generates growth that goes well beyond a one-to-one displacement. In particular, the growth in DVD sales has been exponential because the format was introduced and marketed as a sell-though rather than rental format.

The entertainment industry is dominated by a few large movie studios and record labels, each representing sizeable business opportunities for replicators who have the scale and distribution capabilities to accommodate their business. Today, Cinram is one of a handful of independent replicators that can deliver on these mandates.

The Time Warner acquisition expanded Cinram's manufacturing capabilities and distribution operations, and provided us with an increased presence in the European market. It also gave us printing facilities, which represents another link in our customers' supply chain - and an opportunity to increase the value added services that we can offer to our existing clients.

Our investment in distribution has given us the expertise and credibility needed to win some of the industry's most enviable contracts. We've developed a blueprint that has enabled us to offer our clients custom-tailored distribution solutions that provide them with a competitive advantage in the marketplace.

                                                     CINRAM 2003 ANNUAL REPORT 3

TO OUR FELLOW SHAREHOLDERS

                                   [GRAPHICS]

IN 2003, INDUSTRY DVD UNIT SHIPMENTS IN THE U.S. - CINRAM'S LARGEST MARKET - INCREASED BY 50 PERCENT, TO MORE THAN ONE BILLION UNITS.

Cinram has relationships with the major movie studios and record labels. We have 20 facilities with 9,500 employees worldwide, dedicated to meeting and exceeding our clients' expectations.

STARTING IN 2004, CINRAM WILL BE REPORTING IN U.S. DOLLARS, ALTHOUGH OUR SHARE PRICE AND DIVIDENDS WILL REMAIN IN CANADIAN DOLLARS.

Looking to 2004 and beyond, we see solid growth for Cinram, with DVD leading the way. In early 2004, we entered into an exclusive, multi-year North American supply agreement with Metro-Goldwyn-Mayor Studios, and we also concluded an exclusive manufacturing agreement with EMI for the United States.

We've already begun to prepare for the next generation of media, testing both formats of high-definition discs, which will provide consumers with virtual theatrical quality in their homes. We believe that the penetration of home theatre systems and flat screen televisions will drive the next cycle of physical media, and Cinram will again be at the centre of this growth.

The announcement of the Time Warner transaction generated extensive media and investor interest throughout North American and Europe. Since the announcement, we have invested a considerable amount of time telling our story to new investors. Starting in 2004, Cinram will be reporting in U.S. dollars, although our share price and dividends will remain in Canadian dollars.

In closing, we would like to welcome our two new Board members: John R. Preston and Nadir H. Mohamed. Both these gentlemen bring valuable knowledge and experience to the leadership of our company, and we look forward to benefiting from their guidance.

We would also like to thank all of the stakeholders who have helped us build the successful business that we are today. First, our employees - both new and old - who are truly the foundation of our success; our shareholders for their continued support and confidence in our management team; and our customers for their loyalty and confidence in our ability to deliver.

/s/ Isidore Philosophe                          /s/ Henri A. Aboutboul
Isidore Philosophe                              Henri A. Aboutboul
Chief Executive Officer                         Non-Executive
                                                Chairman of the Board

4 CINRAM 2003 ANNUAL REPORT

REVIEW OF OPERATIONS

HOME ENTERTAINMENT HAS BECOME BIG BUSINESS IN THE LAST DECADE. RESEARCH CONDUCTED BY VERONIS SUHLER STEVENSON SHOWS THAT U.S. CONSUMERS SPENT AN AVERAGE OF US$127 ON HOME VIDEO PRODUCTS IN 2003, A 33 PERCENT INCREASE OVER THE LAST FIVE YEARS. VIDEO BUSINESS NEWS ALSO REPORTED THAT CONSUMER SPENDING ON HOME VIDEO PRODUCTS TOTALLED US$22.2 BILLION IN 2003, WITH DVDS ACCOUNTING FOR 73 PERCENT OF THE TOTAL.

According to Understanding & Solutions, there were more than 3.8 billion DVDs manufactured worldwide in 2003, an increase of 48 percent over 2002. In North America alone, the Digital Entertainment Group (DEG) reported total shipments of
1.02 billion DVDs in 2003, with 28 titles selling in excess of five million copies each. DVD household penetration is also on the rise. The DVD Release Report estimates that there were 41 new U.S. DVD households created every minute during the year.

With DVD players available at prices as low as US$39.95, the DEG has forecasted that two thirds of U.S. households will own a DVD player by the end of 2004.

At Cinram, we have the infrastructure to supply the products that will enable top movie studios to feed consumers' growing appetite for DVDs - the power to capitalize on the big business that is home video. In 2003, with the acquisition of the Time Warner businesses, we became the largest optical disc replicator in the world, capable of producing over two billion DVDs and CDs per year. By the end of 2004, we expect to increase our DVD capacity to 1.6 billion discs per year to achieve a total annual optical disc capacity of 2.6 billion discs per year.

IN 2003, WITH THE ACQUISITION OF THE TIME WARNER BUSINESSES, WE BECAME THE LARGEST OPTICAL DISC REPLICATOR IN THE WORLD, CAPABLE OF PRODUCING OVER TWO BILLION DVDS AND CDS PER YEAR.

Cinram's operations now span two continents and 20 major facilities worldwide:
16 in North America and four in Europe. We invested $111.8 million in capital expenditures in 2003, mainly to increase DVD capacity in all regions. In 2004, we plan to invest at least US$150 million in DVD capacity and distribution in North America and Europe - in lockstep with demand from our existing studio clients.

                                                     CINRAM 2003 ANNUAL REPORT 5

REVIEW OF OPERATIONS

Home Video Revenue from the Home Video segment increased to $690.4 million in 2003, from $539.2 million last year, largely due to the significant increase in DVD units sold, and to a lesser extent the Time Warner acquisition. Cinram more than doubled its DVD sales in 2003.

CINRAM MORE THAN DOUBLED ITS DVD SALES IN 2003.

DVDs alone accounted for 47 percent of Cinram's consolidated revenue in 2003, with VHS trailing at 13 percent. This is a fundamental shift from last year when VHS accounted for 34 percent of consolidated revenue, while DVD only represented 28 percent of consolidated revenue. We anticipate that this trend will continue, with VHS becoming a smaller component of our consolidated revenue in 2004 and beyond.

The adoption of DVDs as a sell-through rather than a rental product has transformed the home video market, creating a new product dynamic that extends well beyond what we witnessed with VHS video cassettes. Consumers are motivated to purchase DVDs because of attractive prices and the value associated with the packaged product. They prefer to own rather than rent the content. The availability of new categories such as television series has also helped the increase in DVD sales.

In the first quarter of 2004, we signed an exclusive, multi-year DVD and VHS manufacturing and distribution agreement with Metro-Goldwyn-Mayer Studios in North America.

Audio-ROM Our Audio-ROM segment generated revenue of $240.6 million in 2003, compared to $241.3 million in 2002. The anticipated declines in CD, and more significantly CD-ROM and audio cassette sales were partially offset by the contribution of the acquired Time Warner businesses. As a percentage of consolidated sales, the segment decreased to 21 percent from 27 percent in 2002.

6 CINRAM 2003 ANNUAL REPORT

IN 2003, WE MANUFACTURED 894 MILLION
PRE-RECORDED MEDIA PRODUCTS.

                                     [PHOTO]

CINRAM PLANS TO LEVERAGE ITS INSTALLED MANUFACTURING CAPACITY AND ITS AWARD-WINNING DISTRIBUTION SERVICES TO TAKE ADVANTAGE OF OPPORTUNITIES WITH NEW AND EXISTING CUSTOMERS IN ALL REGIONS.

As global music retail sales fell for the fourth straight year in 2003, to US$32 billion, the International Federation for the Phonographic Industry (IFPI) cited continued Internet piracy as a significant factor in the decline of sales. The IFPI however did highlight a resurgence in U.S. sales during the second half of the year. While the major record labels have begun to offer music through legitimate online downloading services, they have also turned more of their attention to rationalizing their operations, and developing and promoting new hit artists. This renewed focus on their core business presents an opportunity for independent outsourcers like Cinram to provide both manufacturing and distribution services that can seamlessly become part of their supply chain. Cinram plans to leverage its installed manufacturing capacity and its award-winning distribution services to take advantage of opportunities with new and existing customers in all regions.

In 2004, we expanded our relationships with Universal Music Canada and BMG Canada to include not only manufacturing, but distribution as well, and we also entered into an exclusive manufacturing agreement with EMI in the United States.

Printing In 2003, Cinram acquired Ivy Hill Corporation as part of the Time Warner transaction. Ivy Hill is one of the largest specialized printing companies in the United States that focuses on printing and packaging for the music, multimedia and home video industries. While Warner Home Video and Warner Music Group currently account for the majority of Ivy Hill's sales, printing services represent yet another link in the supply chain that Cinram can offer to its existing customers.

Ivy Hill's results correspond to Cinram's new Printing segment, which represented revenue of $65.0 million in 2003 for the nine-week period following the completion of the Time Warner transaction.

                                                     CINRAM 2003 ANNUAL REPORT 7

REVIEW OF OPERATIONS

                                     [PHOTO]

$2 OUT OF EVERY $5 SPENT BY CONSUMERS ON HOME VIDEO PRODUCTS IS SPENT ON A CINRAM MANUFACTURED PRODUCT.

What makes Cinram a leading supplier and distributor of pre-recorded multimedia products, and what has made our business sustainable for more than three decades?

At Cinram, we understand that the major movie studios and record labels each want a single supplier that can manufacture and distribute all of their multimedia products. We are one of the few independent replicators in the world with the capacity to meet these demands.

Distribution has become increasingly complex, and a key to our customers' success. Mass merchandisers now represent the most significant point-of-sale for DVDs and increasingly for CDs. Delivering the right quantity, at the right time, to the right store is critical when you are competing for shelf space.

In 2003, Cinram implemented state-of-the-art freight management systems that include consolidation optimization and key performance indicator reporting. These systems will offer our customers significant cost savings.

WE APPROACH EACH OF OUR CUSTOMERS WITH DISTRIBUTION SERVICES THAT ARE CUSTOM-TAILORED TO WORK WITH THEIR BUSINESS, TO SOLVE THEIR PROBLEMS, AND TO HELP THEM OPERATE MORE EFFICIENTLY.

At Cinram, we endeavor to understand our customers' supply chain requirements, their customer relationships, their processes related to the dynamics of their business. We approach each of our customers with distribution services that are custom-tailored to work with their business, to solve their problems, and to help them operate more efficiently. Our mission is to be much more than a manufacturer and distributor; we are a business partner.

8 CINRAM 2003 ANNUAL REPORT

The acquisition of the Time Warner businesses was a bold strategic move that instantly increased our scale in North America, and gave us a larger footprint in the European DVD market, where Cinram had traditionally been a VHS video cassette manufacturer. The acquisition increased our distribution capabilities, and provided us with printing facilities that are complementary to our existing business, further improving our level of vertical integration. It also gave us Giant Merchandising, one of the largest screen-printing entertainment merchandising companies in the United States whose clients include such renowned brands as Harley Davidson, Nike and Hard Rock Cafe. More importantly, the acquisition provided us with an exclusive long-term contract with the industry's biggest movie studio and record label.

For more than three decades, Cinram has retooled and re-invested through generations of pre-recorded media formats, each time expanding our reach and our customer base.

FOR MORE THAN THREE DECADES, CINRAM HAS RE-TOOLED AND RE-INVESTED THROUGH GENERATIONS OF PRE-RECORDED MEDIA FORMATS, EACH TIME EXPANDING OUR REACH AND OUR CUSTOMER BASE.

We now see high-definition discs as the successor format to DVD.
With four to six times the capacity, high-definition discs will provide superior quality, enhanced functionality and a greater value to the consumer. While this new format is not expected to reach mass market for several years, we believe that high-definition discs will represent another product life cycle and opportunity for Cinram. In the meantime, we continue to look for more opportunities to grow our business and enjoy the success of DVD.

                                                     CINRAM 2003 ANNUAL REPORT 9

MANAGEMENT'S DISCUSSION AND ANALYSIS

11    FISCAL 2003 COMPARED TO FISCAL 2002

11    Overview

13    Revenue

14    Geographic Segments

16    Industry Segments

17    Gross Profit

17    Selling, General and Administrative Expenses

17    Goodwill and Intangible Assets

17    Interest Expense

18    Investment Income

18    Unusual Items

18    Income Taxes

18    Earnings

18    Summary of Quarterly Results

19    FISCAL 2002 COMPARED TO FISCAL 2001

19    Overview

19    Revenue

20    Geographic Segments

20    Industry Segments

21    Gross Profit

21    Selling, General and Administrative Expenses

21    Goodwill

22    Interest Expense

22    Investment Income

22    Unusual Items

22    Income Taxes

22    Earnings

23    FISCAL 2003 COMPARED TO FISCAL 2002

23    Liquidity and Capital Resources

25    Related Party Transactions

26    Risks and Uncertainties

29    Outlook

30    Critical Accounting Policies and Estimates

34    Recent Accounting Developments

10 CINRAM 2003 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES FOR THE YEAR ENDED DECEMBER 31, 2003. WE PREPARE OUR FINANCIAL STATEMENTS IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. ALL DOLLAR FIGURES ARE IN CANADIAN DOLLARS UNLESS OTHERWISE STATED.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this management's discussion and analysis, and elsewhere in this annual report, constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, by their nature, are not guarantees of future performance and involve risk and uncertainties, which could cause actual results to differ materially from those anticipated in these forward-looking statements. We consider the assumptions on which these forward-looking statements are based to be reasonable, but caution the reader that these assumptions regarding future events, many of which are beyond our control, may ultimately prove to be incorrect. Some of these risks and uncertainties as well as other additional information are outlined in this management's discussion and analysis. For a complete list of risks and uncertainties please consult the Company's annual information form filed with Canadian securities commissions, available on www.sedar.com.

Cinram disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should read this annual report with the understanding that the Company's actual future results may be materially different from what we expect. All forward-looking statements attributable to Cinram are expressly qualified by these cautionary statements.

GENERAL

Cinram International Inc. (Cinram or the Company) is the world's largest independent provider of pre-recorded multimedia products and logistic services. With facilities in North America and Europe, Cinram manufactures and distributes pre-recorded DVDs, VHS video cassettes, audio CDs, music cassettes, and CD-ROMs, for motion picture studios, music labels, publishers and computer software companies around the globe. Since its inception, the Company has continuously demonstrated its ability to evolve with changes in technology and consumer preferences.

FISCAL 2003 COMPARED TO FISCAL 2002

OVERVIEW

2003 was a landmark year for Cinram. The Company transformed itself into the largest pre-recorded optical disc replicator in the world with the acquisition of Time Warner Inc.'s DVD and CD manufacturing, distribution, printing and screen-printing entertainment merchandising businesses. As a result of the acquisition, Cinram's market share now rivals that of the industry's largest competitor. Along with the acquisition, Cinram also signed exclusive, long-term, multi-year manufacturing and distribution agreements with Warner Home Video and Warner Music Group in North America and Europe, and with New Line Home Entertainment, Inc. in North America. The Time Warner transaction was a strategic opportunity that more than doubled Cinram's manufacturing and distribution capabilities, and secured an exclusive long-term agreement with the industry's largest movie studio.

                                                    CINRAM 2003 ANNUAL REPORT 11

MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company has not yet completed the allocation of the purchase price for the acquisition. The preliminary allocation of the purchase price, based on an independent appraisal and management's estimates is as follows:

(in thousands of Canadian dollars)
Current assets, including cash of $1,843          $     415,643
Capital assets                                          546,266
Future tax assets                                        31,009
Intangible assets                                       506,675
Goodwill                                                352,403
                                                  -------------
                                                      1,851,996

Current liabilities                                    (292,394)
Other non-current liabilities                           (21,981)
                                                  -------------
Total cash purchase consideration                 $   1,537,621
                                                  =============

In March 2004, Cinram also signed an exclusive, multi-year DVD and VHS manufacturing and distribution agreement with Metro-Goldwyn-Mayer Studios Inc.
(MGM) in North America. We also concluded a manufacturing agreement with EMI in the United States.

With these agreements in place, Cinram now provides replication and distribution to more than one third of North America's largest movie studios and major record labels. The Company's strong roster of clients includes: Warner Home Video, Warner Music Group, New Line Home Entertainment, Twentieth Century Fox, MGM, Lions Gate/Artisan, Alliance Atlantis, Universal Music Group, BMG and EMI.

Cinram's revenue, net earnings and earnings per share all reached record highs in 2003, primarily owing to the continued success of the DVD format and the contribution of the acquired businesses. Cinram's 2003 consolidated results include the Time Warner acquired businesses from October 24, 2003, to December 31, 2003.

DVDs have become Cinram's largest source of revenue, representing 47% of 2003 sales, up from 28% in 2002, as a result of a significant increase in unit sales in the United States, Europe, and Canada. Industry DVD sales continued to grow at a healthy pace in 2003, in line with DVD household penetration. According to the Digital Entertainment Group, 57% of U.S. households had at least one DVD player at the end of 2003. The Group expects this to grow to 65% by the end of 2004. Content has been one of the major drivers behind the exceptional growth and adoption of the DVD format, as studios continue to exploit their catalogs and other new categories like television series.

In contrast to the growth in DVD, Cinram's 2003 VHS video cassettes sales decreased to 13% of consolidated sales from 34% in 2002. VHS video cassettes, by their product make-up, receive higher average selling prices, generate lower profit margins and are more expensive to produce than DVDs because of higher raw

12 CINRAM 2003 ANNUAL REPORT
material costs and real-time manufacturing constraints. The shift in Cinram's product mix from VHS video cassettes to DVDs consequently had a negative impact on the Company's 2003 per unit revenue, while it had a positive impact on gross profit margins and net earnings for the year. The significant decline in VHS video cassette sales was consistent with industry performance for this format, and was more than offset by the strong growth in DVD sales.

Amid continued concerns of piracy and the increased availability of legitimate online music services, Cinram's CD revenue represented 20% of consolidated sales in 2003, down from 24% in 2002. Audio CD revenue increased by $26.9 million or 16%, largely due to the contribution of the acquired businesses, but was offset by a decline in CD-ROM revenue of $8.1 million. While we remain cautious about the outlook for CDs, we believe that the music industry's legal actions against piracy, and a renewed focus on marketing new talent could drive better than expected performance of this format going forward.

REVENUE

Revenue from external customers is comprised of the following:

(in thousands of Canadian dollars)              2003           2002
                                             ----------     ----------
DVD                                          $  538,633     $  245,332
VHS                                             151,783        293,886
Audio CD/CD-ROM                                 226,321        207,497
Audio cassette                                   14,245         33,764
Printing                                         64,993              -
Distribution                                     99,390         72,204
Merchandising                                    28,324              -
Other                                            28,942         25,996
                                             ----------     ----------
                                             $1,152,631     $  878,679
                                             ==========     ==========

In 2003, revenue increased 31% to $1,152.6 million from $878.7 million in 2002. The nine-week contribution from the acquired Time Warner businesses and the increasing popularity of the DVD format accounted for $293.3 million in incremental DVD revenue, and $18.8 million in additional CD revenue. These increases were offset by a $142.1 million decline in VHS video cassette revenue, and a $19.5 million decline in audio cassette revenue. Newly acquired Ivy Hill Corporation and Giant Merchandising Inc. also fueled the increase in revenue for the year, each contributing $65.0 million and $28.3 million in revenue respectively. The remainder of the increase in revenue was attributable to a $27.2 million increase in distribution revenue, and a $2.9 million increase in other revenue. Consistent with prior years and with industry conditions, the Company experienced declining selling prices for all media formats in 2003. The Company expects more moderate price declines in 2004, which should be more than offset by volume increases.

                                                    CINRAM 2003 ANNUAL REPORT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS

The table below outlines certain financial data expressed as a percentage of revenue for the years indicated:

                                                                 Year ended December 31
                                                                  2003           2002
                                                                 -------       --------
Revenue                                                            100%           100%
Cost of goods sold (excluding amortization)                       71.6           73.2
Amortization                                                       7.7            8.6
                                                                  ----           ----
Gross profit                                                      20.7           18.2
Selling, general and administrative expenses                       8.3            9.2
Amortization of intangible assets and deferred financing fees      1.4              -
Unusual items                                                      0.3            0.2
                                                                  ----           ----
Earnings before the undernoted                                    10.7            8.8
Interest expense                                                   1.6            0.6
Investment income                                                 (0.4)          (0.5)
                                                                  ----           ----
Earnings before income taxes                                       9.5            8.7
Income taxes                                                       3.1            2.5
                                                                  ----           ----
Net earnings                                                       6.4%           6.2%
                                                                  ====           ====

GEOGRAPHIC SEGMENTS

NORTH AMERICA

North American revenue increased 39% to $894.2 million from $641.2 million in 2002. DVD revenue was $455.7 million in North America, up 92% from $237.4 million in the prior year. The continued increase in DVD unit volume sales, attributable in part to the Time Warner acquisition, fueled the increase in revenue, which was partially offset by the decline in average selling prices. VHS video cassette revenue declined 50% to $75.5 million in 2003 from $150.6 in 2002 due to a decrease in demand for this product.

Audio CD revenue in North America increased eight per cent, to $129.9 million from $120.2 million in 2002, as a result of the contribution of the acquired businesses. North American CD-ROM revenue was down 26% to $20.1 million, from $27.3 million in 2002. Cinram believes that the demand for CD-ROM will continue to decline due to the increasing use of the Internet for software distribution.

Ivy Hill and Giant Merchandising contributed $65.0 million and $28.3 million to Cinram's 2003 North American revenue respectively, with no comparable amount since the Company did not own these businesses, nor did it operate in this industry in 2002.

North American distribution revenue increased 42%, to $77.4 million from $54.7 million in 2002, due to the contribution of the acquired businesses and additional distribution business from new and existing clients in 2003.

Cinram's North American audio cassette revenue decreased by 38% during the year, to $13.8 million from $22.3 million, consistent with industry performance. Other revenue represented $28.6 million in 2003, consistent with $28.7 million in the previous year.

14 CINRAM 2003 ANNUAL REPORT

                            GEOGRAPHIC SEGMENTS (%)

                                  [PIE CHART]

Within North America, the United States accounted for 78% of North American revenue, up from 71% in 2002 due to the Time Warner acquisition. Revenue from Canada represented 20% of North American sales, down from 26% in 2002, while revenue from Mexico accounted for 2% of North American sales, down from 3% in 2002.

As a percentage of consolidated sales, North American revenue represented 78%, up from 73% in 2002. Cinram expects that North American revenue will represent approximately 80% of consolidated sales in 2004.

EUROPE

European revenue increased 9% to $258.4 million, up from $237.5 million in 2002, as a result of the contribution of the acquired businesses. The increase in European revenue was offset by the impact of the sale of Cinram's facility in the Netherlands in early 2003 combined with lower VHS video cassettes shipments in the United Kingdom and France. In December 2003, Cinram closed its French VHS duplication facility in St. Die, and incurred a $3.8 million restructuring provision for facility exit and personnel costs.

European DVD revenue increased to $82.9 million from $7.9 million in 2002 due to the contribution of the acquired businesses, and higher DVD unit shipments in both France and the United Kingdom, while VHS video cassette revenue declined by 47% to $67.4 million from $127.5 million.

Audio CD revenue increased 39% to $62.0 million from $44.7 million in the prior year, led by a 34% increase in unit shipments due to the Time Warner acquisition. European CD-ROM revenue decreased to $14.4 million in 2003, or 5%, from $15.3 million in the prior year. Similar to North America, the increase in electronic delivery of software negatively impacted the demand for CD-ROM in Europe.

European audio cassette revenue fell to $0.5 million in 2003, from $11.4 million in 2002, due to the sale of Cinram's facility in the Netherlands in January 2003.

European distribution revenue was up in 2003, to $22.0 million, compared with $17.5 million in the previous year as a result of an increased number of units distributed in France, and the contribution from the German facility acquired from Time Warner. Other revenue was down to $9.2 million from $13.2 million in 2002.

Within Europe, France represented 45% of European revenue, down from 58% due to the contribution of the acquired Time Warner facility in Germany. Revenue from Germany accounted for 39% of European revenue in 2003. The United Kingdom represented 16% of European revenue, down from 30% in the prior year.

As a percentage of consolidated sales, European revenue represented 22%, down from 27% in 2002. Cinram expects that European revenue will represent approximately 20% of consolidated sales in 2004.

                                                    CINRAM 2003 ANNUAL REPORT 15

MANAGEMENT'S DISCUSSION AND ANALYSIS

                             INDUSTRY SEGMENTS (%)

                                  [PIE CHART]

INDUSTRY SEGMENTS

HOME VIDEO

The Home Video segment, including DVD and VHS video cassette sales, increased to $690.4 million in 2003, up from $539.2 million in 2002, and represented 60% of consolidated revenue. While VHS sales decreased to 13% of consolidated revenue from 34% in the previous year, DVD sales increased to 47% of consolidated revenue, up from 28% in 2002. The Company expects that the Home Video segment will continue to drive revenue growth in 2004, with DVD representing approximately 50% of consolidated sales and VHS less than 5%.

AUDIO/ROM

Cinram's Audio/ROM segment, consisting of audio CDs, CD-ROM and audio cassettes, generated revenue of $240.6 million in 2003, compared to $241.3 million in 2002. This segment accounted for 21% of consolidated revenue, down from 27% in the previous year because of the relative strength of Cinram's Home Video segment in 2003. As a percentage of consolidated sales, CD and CD-ROM were 20%, down from 23% in 2002. Audio cassettes represented only 1% of consolidated revenue in 2003, compared to 4% in the previous year mostly due to the sale of Cinram's facility in the Netherlands in January 2003. Cinram expects that CD and CD-ROM sales will represent approximately 15% of consolidated revenue in 2004.

PRINTING

In 2003, Cinram acquired Ivy Hill as part of the Time Warner transaction. Ivy Hill is one of the largest specialized printing companies in the U.S. focused on printing and packaging for music, multimedia, home video and publishing applications - including DVD and CD folders, patented "Snapper" packages for DVD, point-of-purchase displays, custom box sets and other customized printer products for media. Sales to Warner Home Video and Warner Music Group represent approximately 70% of Ivy Hill's revenues. Ivy Hill's results correspond to Cinram's new Printing industry segment. Printing accounted for $65.0 million of revenue in 2003. Cinram expects that Printing will represent approximately 13% of consolidated revenue in 2004.

OTHER

In 2003, distribution revenue (included in "Other" segment) increased by 38% to $99.4 million from $72.2 million over the previous year as a result of an overall increase in units distributed and the contribution of the acquired businesses. Distribution continues to be a critical component of Cinram's success, as the Company expands its client base and looks for new opportunities to provide fully integrated manufacturing and distribution services. Cinram's customers and content owners worldwide are focusing on their core business, and are looking to independent providers for a fully outsourced solution to meet their supply chain requirements. Distribution revenue accounted for 9% of consolidated sales in 2003, up from 8% in the previous year. Cinram expects that distribution will represent less than 10% of consolidated sales in 2004.

In 2003, Cinram acquired Giant Merchandising as part of the Time Warner transaction. Giant Merchandising is a leading supplier of screen-printed entertainment merchandise, specializing in apparel. Giant acquires artist and entertainment licenses and merchandising rights throughout the world - such as Harley Davidson, Nike, Hard Rock Cafe, Star Wars - and sells licensed product. Giant's nine-week revenue contribution accounted for $28.3 million and has been included in the Company's Other revenue segment, along with ancillary non-core revenue of $28.9 million, compared to $26.0 million in 2002. Cinram expects that Giant Merchandising will represent approximately 8% of consolidated sales in 2004.

16 CINRAM 2003 ANNUAL REPORT

                                                GROSS PROFIT (IN CDN $ MILLIONS)

                                                            [GRAPH]

1999           164.2
2000           103.6
2001           121.0
2002           160.2
2003           239.1

GROSS PROFIT

Gross profit increased by 49% to $239.1 million in 2003, up from $160.2 million in 2002. As a percentage of revenue, gross profit increased to 21%, compared to 18% in 2002, as Cinram benefited from a more profitable product mix. By manufacturing higher unit volumes of DVDs, the Company benefited from improved economies of scale in 2003. The shift away from VHS video cassettes to DVDs also resulted in lower raw material costs since raw materials are a less significant component of DVD manufacturing. The more capital-intensive DVD manufacturing process also translated into reduced labour costs. Coupled with increased volume, the lower cost base fueled improved profitability in 2003. The Company also added significant DVD capacity during 2003, thereby increasing its ability to manufacture DVD orders in house.

Amortization of capital assets, which is included in Cinram's cost of goods sold, was $88.8 million in 2003, up from $75.0 million in 2002. The increase was mainly attributable to the Time Warner acquisition. All of Cinram's VHS video cassette equipment will be fully amortized by the end of 2004, and CD equipment by the end of 2006.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses - which include sales and marketing expenses, office expenses, non-manufacturing related salaries and professional fees - increased to $96.0 million from $81.0 million in 2002 due to the Time Warner transaction. As a percentage of sales, selling, general and administrative expenses were down to 8% from 9% in 2002.

GOODWILL AND INTANGIBLE ASSETS

During the fourth quarter of 2003, Cinram performed its annual goodwill impairment test and the fair values of the Company's reporting units were estimated using discounted cash flows. As of December 31, 2003, the Company had $361.3 million of goodwill on its balance sheet, up from $6.8 million at December 31, 2002, as a result of the Time Warner transaction. Of the total, $309.0 million relates to the Home Video segment, $45.6 million to the Printing segment, and $6.7 million to the Audio/ROM segment.

Cinram incurred $37.4 million of financing fees in connection with the credit agreement entered into in October 2003, and will be amortizing these fees over the term of the credit agreement. The Company also acquired customer supply agreements as part of the acquisition of the Time Warner businesses with a value of $506.7 million (see Note 2 to the financial statements) that will be amortized over a period of six years. Please refer to Notes 5 and 6 to the consolidated financial statements for additional information regarding the Company's amortization expense.

Amortization of intangible assets and deferred financing fees for 2003 were $14.9 million and $1.1 million respectively, corresponding to the nine-week period following the close of the acquisition.

INTEREST EXPENSE

Cinram's interest expense increased to $19.2 million from $5.2 million in 2002. This significant increase was attributable to the interest related to the US$1,025.0 million of long-term debt incurred by the Company in October 2003, to finance the Time Warner transaction. The credit facilities are comprised of term loans and a revolving credit facility. No amounts were drawn on the revolving credit facility as at May 1, 2004. Please refer to Note 7 to the financial statements for more details on the terms of the debt.

                                                    CINRAM 2003 ANNUAL REPORT 17

MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENT INCOME

In 2003, investment income increased slightly to $5.0 million from $4.5 million in 2002 due to higher cash balances, partially offset by lower interest rates.

UNUSUAL ITEMS

During 2003, management consolidated its French facilities and closed a VHS duplication facility in St. Die due to the declining demand for this format. The duplication facility closed on December 17, 2003, and the Company recorded a restructuring provision of $3.8 million for severance and other employee-related costs, lease cancellation and idle facility costs, asset write-downs and certain other exit costs. Cinram expects to complete the closure by the end of 2004, excluding certain lease obligations. Please see Note 11 to the financial statements for details of the charge.

INCOME TAXES

Cinram's effective tax rate for the year was 32.3%, compared to 28.6% in 2002. The Company's basic tax rate for 2003 was 36.6%, compared to 38.6% last year, as the Company again benefited from lower tax rates in several jurisdictions. Accordingly, Cinram's pre-tax earnings of $109.1 million were reduced by $35.2 million in tax expense, resulting in net earnings of $73.9 million.

EARNINGS

In 2003, Cinram's net earnings were $73.9 million compared to $54.5 million in 2002. Net earnings per share for 2003 were $1.33 compared to $0.99 in 2002. On a diluted basis, 2003 net earnings per share were $1.31, up from $0.98 in 2002.

Since Cinram's business is driven in large part by the release schedules of major movie studios and record labels, the Company's quarterly results are subject to fluctuations based on the timing of releases, with the second half of the year accounting for the majority of full year results. The shift of a major release from one quarter to the next could impact Cinram's quarterly results.

SUMMARY OF QUARTERLY RESULTS

                                                                                             Earnings per share
               Revenue (000's)                Net Earnings (000's)                   Basic                        Diluted
Quarter      2003            2002            2003            2002            2003            2002            2003          2002
         ------------    ------------    ------------    ------------    ------------    ------------    ------------    --------
First    $    195,106    $    181,433    $     10,930    $      3,985    $       0.20    $       0.07    $       0.20    $   0.07
Second   $    192,188    $    171,570    $     11,630    $      7,575    $       0.21    $       0.14    $       0.21    $   0.14
Third    $    203,529    $    224,726    $     19,123    $     14,843    $       0.34    $       0.27    $       0.33    $   0.27
Fourth   $    561,808    $    300,950    $     32,223    $     28,068    $       0.58    $       0.51    $       0.57    $   0.50
         ------------    ------------    ------------    ------------    ------------    ------------    ------------    --------
Year     $  1,152,631    $    878,679    $     73,906    $     54,471    $       1.33    $       0.99    $       1.31    $   0.98
         ============    ============    ============    ============    ============    ============    ============    ========

18 CINRAM 2003 ANNUAL REPORT

FISCAL 2002 COMPARED TO FISCAL 2001

OVERVIEW

2002 was a record year for Cinram in many respects. The Company's revenue, net earnings and earnings per share all reached record highs, driven primarily by the rapid consumer growth of the DVD format, coupled with Cinram entering into an exclusive, multi-year contract to provide DVD replication services with a new studio client.

Capital expenditures during 2002 were dedicated towards adding DVD capacity required to meet consumer demand for this product in both North America and Europe. This added capacity resulted in higher margins as the Company increased its ability to manufacture DVD orders in house, while simultaneously increasing production efficiencies. DVD revenue increased 85% over the prior year, and represented 28% of 2002 revenues, as unit sales increased significantly in the United States, and to a lesser extent in Canada and Europe.

While the Company's growth during 2002 was mostly attributable to consumer acceptance of the DVD format, distribution services also played an important role in Cinram's revenue gains. Distribution services revenue increased 70% over the prior year, and represented 8% of consolidated sales, as the Company achieved "one-stop shop" status, capable of meeting customers' extensive manufacturing and distribution requirements.

While increasing consumer demand for DVDs and distribution services fueled the Company's growth, these gains were partially offset by declining revenues from CDs (both music and ROM), VHS video cassettes and audio cassettes. The decline in CD revenue was the result of a lack of new releases in the first part of the year, as record labels developed their value added packaged goods strategy which proved very successful in the fourth quarter. Downloading from the Internet and CDR burning continues to be a factor in the gradual decline in CD sales. However, the value added packaged goods strategy on the part of the record labels helped to rebuild their market share. Meanwhile, the decrease in video cassette sales was consistent with industry performance for this format, and was more than offset by the growth in DVD sales.

During 2002, the Company's financial position strengthened significantly, ending 2002 with a net cash surplus, consisting of cash and cash equivalents less bank operating loans and long-term debt, of $110.2 million as compared to $42.4 million at the end of 2001.

REVENUE

2002 revenue increased 6% to $878.7 million from $831.7 million. The increased popularity of the DVD format accounted for $118.4 million in incremental revenue, partially offset by a decline of $55.0 million in VHS video cassette revenue, combined with a $33.1 million decline in CD revenue, and a $13.1 million decline in audio cassette revenue. Distribution revenue also increased by $29.8 million in 2002. Consistent with prior years, the Company experienced declining selling prices for all media formats.

                                                    CINRAM 2003 ANNUAL REPORT 19

MANAGEMENT'S DISCUSSION AND ANALYSIS

GEOGRAPHIC SEGMENTS

NORTH AMERICA

North American revenue increased 8% to $641.3 million from $592.4 million in 2001. DVD revenue was $237.4 million, up 84% from $128.9 million in the prior year. DVD unit volume continued to increase, partially offset by the decline in average selling price.

Distribution revenue increased 54%, to $54.7 million from $35.5 million in 2001, as customers increased their dependence on Cinram for their distribution services.

Audio CD revenue decreased to $120.2 million in 2002, down from $135.5 million in 2001, the result of a lack of major music releases during the first half of the year. CD-ROM revenue decreased to $27.3 million, down from $36.8 million in 2001, the result of a soft Internet Service Provider (ISP) market and the growing use of the Internet for software distribution.

Cinram's audio cassette unit shipments decreased 30% during the year, consistent with industry performance. As a result, early in 2003, Cinram's Canadian operations transferred its audio cassette business to the facility located in Richmond, Indiana. This transfer provided the Canadian facility with the additional space to accommodate the expansion of DVD replication.

EUROPE

European revenue decreased 1% to $237.4 million, down from $239.3 million in 2001, as declining VHS video cassette and CD revenue in Europe slightly offset the growth in DVD shipments and distribution services revenue. DVD revenue remained insignificant relative to VHS video cassette revenue. CD revenue declined 12% compared to the prior year, led by a 9% decrease in unit shipments, combined with declining selling prices. European revenue represented 27% of consolidated sales in 2002, down from 29% in 2001.

In terms of individual countries, France represented 58% of European revenue, an increase from 53% in the prior year, led by growing DVD revenue, combined with higher distribution revenues. In the U.K., 2002 revenue decreased by 11% and represented 30% of European revenue, down from 33% in the prior year. Given the U.K. was primarily dependent on VHS video cassette sales, this revenue decrease was consistent with industry performance for this format. In the Netherlands, where Cinram manufactured VHS video cassettes and audio cassettes, 2002 revenue decreased by 12% and represented 12% of European revenue, compared to 14% in the prior year. Early in 2003, as part of Cinram's restructuring efforts in Europe, the Company completed the sale of shares of Cinram Nederland B.V.

INDUSTRY SEGMENTS

HOME VIDEO

The Home Video segment, including DVD and VHS video cassette sales, increased to $539.2 million in 2002, up from $477.5 million in 2001, and represented 61% of consolidated revenue. While VHS video cassette sales decreased to 33% of consolidated revenue, as compared to 42% in the prior year, DVD sales increased to 28% of consolidated revenue, up from 16% in 2001.

20 CINRAM 2003 ANNUAL REPORT

AUDIO/ROM

Cinram's Audio/ROM segment, consisting of audio CDs, CD-ROMs and audio cassettes, generated 2002 revenue of $241.3 million, as compared to $287.5 million in 2001. This segment accounted for 27% of consolidated revenue, down from 35% in the prior year, due primarily to the decline of the audio CD and CD-ROM markets, combined with the rapid growth of the Home Video segment.

Cinram's audio cassette sales declined to $33.8 million in 2002, down from $46.9 in 2001. The audio cassette format represented 4% of consolidated revenue, compared to 6% in the prior year.

OTHER

Distribution services revenue (included in "Other segment") increased to $72.2 million in 2002, compared to $42.4 million in 2001. Other revenue also included ancillary, non-core revenue of $26.0 million compared to $24.3 million in 2001.

GROSS PROFIT

Gross profit increased by $38.5 million to $159.5 million in 2002, up from $121.0 million in 2001. As a percentage of revenue, gross profit increased to 18%, compared to 15% in 2001, as the Company realized efficiencies from the installation of distribution automation equipment in Huntsville, combined with an improved product mix and lower raw material costs. Furthermore, the Company added significant DVD capacity during 2002, thereby increasing its ability to manufacture DVD orders in house.

Amortization expense, including the write-down of the carrying value of capital assets was $79.6 million in 2002, consistent with 2001. While depreciation expense on DVD equipment increased by over 100%, CD and video cassette depreciation declined by 18% and 8% respectively. Furthermore, during 2002, the Company amended the estimated useful life of the manufacturing equipment used in the production of VHS video cassettes and CDs as a result of changing technologies. The impact of the change was a reduction in useful life of the manufacturing equipment from a range of three to 10 years to a range of three to five years.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased to $81.0 million from $78.9 million in 2001. This increase was primarily due to costs associated with discussions with various parties regarding mutually beneficial business opportunities. As a percentage of sales, selling, general and administrative expense was consistent with the prior year at 9%.

GOODWILL

As a result of changes enacted by the Canadian Institute of Chartered Accountants with respect to accounting for goodwill and other intangible assets, the Company assessed whether goodwill was impaired as of January 1, 2002, by determining the fair value of its reporting units and comparing that to the carrying amounts of its reporting units. During the second quarter of 2002, the Company completed a transitional goodwill impairment assessment and determined that no impairment of goodwill existed. This assessment

                                                    CINRAM 2003 ANNUAL REPORT 21

MANAGEMENT'S DISCUSSION AND ANALYSIS

was updated at December 31, 2002, and it was determined that no impairment existed at December 31, 2002. In accordance with the new standards, the Company did not record goodwill amortization for 2002, whereas the prior year results include goodwill amortization of $2.1 million. As of December 31, 2002, the Company had $6.8 million of goodwill remaining on its balance sheet, of which $3.1 million related to the Home Video segment and $3.7 million related to the Audio/ROM segment.

INTEREST EXPENSE

Interest expense declined to $5.2 million in 2002 compared to $9.6 million in 2001. This was principally due to the significant amount of debt repaid at the end of 2001, thereby reducing the outstanding debt balance during 2002, combined with lower interest rates.

INVESTMENT INCOME

In 2002, investment income increased slightly to $4.5 million, from $4.4 million in 2001, as higher cash balances were partially offset by lower interest rates.

UNUSUAL ITEMS

For the year ended December 31, 2002, the Company recorded unusual charges of $2.3 million. During 2002, as part of the Company's restructuring efforts in Europe, management entered an agreement to sell the shares of Cinram Nederland B.V. While the sale agreement was reached during 2002, the actual sale did not close until January 2, 2003. As part of the transaction, management reviewed the carrying value of its capital assets in the Netherlands, resulting in the write-down of capital assets to their net recoverable amount. As a result of this transaction, management also determined that certain restructuring provisions recorded in prior periods were no longer necessary as the headcount reductions originally anticipated and provided for, did not materialize.

INCOME TAXES

The Company's effective tax rate for the year was 28.6%, lower than the Company's basic statutory rate of 38.6%, as the Company benefited from lower tax rates in several jurisdictions, combined with the utilization of loss carry-forwards not recorded in prior periods. Accordingly, pre-tax earnings of $76.3 million was reduced by $21.8 million in tax expense, resulting in net earnings of $54.5 million.

EARNINGS

In 2002, Cinram's net earnings were $54.5 million compared to $23.7 million in 2001. Net earnings per share for 2002 were $0.99 compared to $0.43 in 2001. On a diluted basis, 2002 net earnings per share were $0.98, up from $0.43 in 2001.

22 CINRAM 2003 ANNUAL REPORT

FISCAL 2003 COMPARED TO FISCAL 2002

LIQUIDITY AND CAPITAL RESOURCES

Cinram ended 2003 with a cash balance of $328.2 million, up from $164.2 million in 2002 due in part to positive cash flow from operations of $537.2 million.

The increase in cash flow from operations over 2002 was due to a significant increase in accounts payable and accrued liabilities related to the Time Warner acquisition, with no offsetting increase in accounts receivable since a significant portion of acquired receivables were collected before year-end. The Company expects the large inflow of cash from operations to reverse over the course of 2004.

The Company's working capital position at December 31, 2003, was $45.1 million, down from $186.1 million in the prior year, primarily reflecting the current portion of long-term debt.

Cash flow from financing activities increased to $1,289.6 million in 2003, up from $0.5 million in 2002, reflecting long-term debt financing of $1,338.9 million. Please see Note 7 to the consolidated financial statements for additional information regarding the Company's long-term debt.

Cash used in investment activities represented outflows of $1,642.1 million in 2003, compared to outflows of $83.0 million in 2002, principally due to $1,535.8 million for the Time Warner acquisition, and $111.8 million in capital asset purchases.

In 2003, Cinram spent $111.8 million on capital expenditures, up from $69.3 million in 2002, primarily to add DVD capacity to meet increased consumer demand in both North America and Europe. This added capacity resulted in higher margins as the Company manufactured higher volumes of DVDs, and increased its ability to manufacture its DVD orders in house. The Company also allocated capital expenditures for the expansion of its distribution capabilities, including a new distribution facility in LaVergne, Tennessee, in late 2003.

Overall, Cinram's net debt position, which consists of cash and cash equivalents less bank operating loans and long-term debt, decreased to a liability of $1,029.4 million at December 31, 2003, from a net cash position of $110.2 million at December 31, 2002, as a result of the long-term debt incurred to finance the Time Warner transaction.

At December 31, 2003, Cinram had total assets of $2,662.8 million compared with $829.7 million in 2002, and $735.4 million in 2001. The significant increase in assets in 2003 was attributable to the Time Warner acquisition.

Cinram expects to invest at least US$150 million in capital expenditures in 2004.

LONG-TERM DEBT

In October 2003, Cinram entered into a credit agreement with a syndicate of lenders for up to US$1,175.0 million in credit facilities to finance the acquisition of the CD and DVD manufacturing and distribution assets as well as other businesses of Time Warner. Consequently, total debt increased significantly in 2003, to $1,357.6 million from $54.0 million in 2002.

                                                    CINRAM 2003 ANNUAL REPORT 23

MANAGEMENT'S DISCUSSION AND ANALYSIS

Amounts outstanding under the credit facilities entered into in October 2003 are secured by all of the assets of the Company. The terms of the facilities are outlined in the table below. For more detail, please refer to Note 7 to the financial statements.

Credit agreement                 Amount (000's)                Interest rate                    Maturity
----------------                 --------------          ------------------------          ------------------
Term loan A                      US$250,000              LIBOR + 300 basis points          September 30, 2007
Term loan B                      US$675,000              LIBOR + 375 basis points          September 30, 2009
Term loan C                      US$ 98,270*             LIBOR + 575 basis points              March 31, 2010
Revolving credit                 US$150,000              LIBOR + 300 basis points                           -

* Net of mandatory repayment of US$1.73 million made in November 2003.

No amounts were drawn on the revolving credit facility as at December 31, 2003.

In December 2001 and June 2002, the Company entered into an asset-backed financing agreement due December 31, 2006, with blended monthly principal and interest repayment over a five-year period, secured by certain capital assets, bearing interest between 6.85% and 7.33%.

DEBT COVENANTS

Cinram's credit agreement includes four covenants: three are leverage tests based on earnings before interest, taxes, depreciation and amortization (EBITDA), and one is a maximum level of capital expenditures in any fiscal year during the life of the credit agreement.

Cinram is required to complete all leverage tests on a quarterly basis, using trailing 12-months' data. The capital expenditure covenant is only tested annually.

As of December 31, 2003, the Company was in compliance with all of the terms of its credit agreement. Cinram also expects to remain compliant with its debt covenants based on its current internal forecasts.

Under the terms of the credit agreement, we are obliged to make a mandatory offer to prepay the credit facilities from the following:

-     75% of excess cash flow (as defined in the credit agreement);

-     100% of net cash proceeds of non-ordinary course asset sales;

-     100% of net proceeds of debt issuance;

- 100% of net cash proceeds of casualty events (in excess of US$2.5 million); and

-     75% of net proceeds of equity issuance.

The above percentages are subject to a step-down, based on reductions in leverage.

The credit agreement is guaranteed by Cinram and each existing and future subsidiary, and will be secured by all of the assets of Cinram and each guarantor, including but not limited to (a) a first priority pledge of all of the capital stock of each of the subsidiaries of Cinram, and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Cinram and each guarantor (including but not limited to all material multi-year revenue-generating contracts, accounts receivable, inventory, equipment, leaseholds, investment property, intellectual property, real property, cash and proceeds of the foregoing).

24 CINRAM 2003 ANNUAL REPORT

The Company believes that it will be able to meet its anticipated debt repayment and capital expenditure requirements for the foreseeable future with its current funds, as well as from its operations and available credit under existing credit facilities. Cinram believes that outside sources for additional debt and equity financing will, if needed, be available to finance debt repayment, expansion projects and any acquisition. The form of any financing will vary depending on prevailing market and other conditions. However, there can be no assurance that funds will be available on terms acceptable to the Company.

LONG-TERM OBLIGATIONS

As at December 31, 2003, the Company had contractual obligations that require future payments as follows:

            Payments due by period (in thousands of Canadian dollars)

Contractual                                                                                    2009
obligations                        2004        2005        2006       2007         2008      & after       TOTAL
-----------                     ----------  ----------  ----------  ---------   ----------  ----------  -----------
Long-term debt                  $  123,384  $   98,278  $  165,108  $ 177,800   $  129,310  $  663,710  $ 1,357,590
Capital lease obligations            1,931       1,887       2,175      1,056          781       3,535       11,365
Operating leases                    16,424       8,095       6,413      5,802        4,722       1,012       42,468
Other contractual obligations       12,930           -           -          -            -           -       12,930
                                ----------  ----------  ----------  ---------   ----------  ----------  -----------
Total contractual obligations   $  154,669  $  108,260  $  173,696  $ 184,658   $  134,813  $  668,257  $ 1,424,353
                                ----------  ----------  ----------  ---------   ----------  ----------  -----------

Cinram does not have any off balance sheet financing activities. All of the Company's debt and future commitments are disclosed in Notes 7 and 8 to the financial statements.

CAPITAL STOCK AND DIVIDENDS

The authorized capital stock of the Company consists of an unlimited number of common shares and an unlimited number of preference shares. The preference shares are non-voting and are entitled to dividends, as and when declared by the Board of Directors.

At December 31, 2003, Cinram had 56 million common shares issued and outstanding. The Company's Board of Directors declared a $0.03 cash quarterly dividend for all of the Company's shareholders in 2003. The Board of Directors also declared cash dividends of $0.08 in 2002 and $0.06 in 2001 respectively.

At December 31, 2003, the Company had one stock-based compensation plan pursuant to which the Company may grant options to employees, Officers and Directors of the Company for up to 4,000,000 common shares. Refer to Note 9 to the financial statements for more details.

RELATED PARTY TRANSACTIONS

In 2003, Cinram entered into the following related party transactions:

- Purchased premises from three companies owned by certain shareholders of the Company and their families for $7.4 million, representing the fair market value of the land and building based on independent appraisals. These premises were purchased to allow the Company to complete consolidation and capacity expansion plans;

- Paid $3.2 million ($0.5 million in 2002) to a law firm where one of Cinram's Directors and one of Cinram's Officers are each partners, of which $3.0 million related to the Time Warner acquisition;

- Paid $0.25 million ($0.19 million in 2002) in consulting fees to one of its Directors.

                                                    CINRAM 2003 ANNUAL REPORT 25

MANAGEMENT'S DISCUSSION AND ANALYSIS

RISKS AND UNCERTAINTIES

CHANGING TECHNOLOGY

The recording industry continues to face difficulties as a result of illegal online file-sharing and downloading. And while industry associations such as the Recording Industry Association of America and the Canadian Recording Industry Association have launched legal action against heavy downloaders and file sharers, there can be no assurance of the outcome of these lawsuits. Even so, Cinram believes that file sharing and downloading, both legitimate and illegal, could continue to exert pressure on the recording industry and the demand for CDs. However, the Company also believes that there will continue to be a market for CDs in the medium term.

Current Internet capabilities do not provide the quality, bandwidth and security associated with DVD, and for video content that is intended for home entertainment. In addition, downloading and burning of movies remains a costly, laborious and time-consuming process that is not well supported by today's hardware and infrastructure. Cinram continues to believe that electronic delivery of pre-recorded movie content does not currently pose a serious threat to its business.

One possible threat to our business is Video on Demand (VOD). However, Cinram does not view this as a near-term threat since the user base is still relatively small, and since there is currently a limited amount of mainstream content available on VOD compared with DVD. The majority of consumers still prefer to purchase physical media because they appreciate the convenience, special features and unique packaging that this product provides.

The Company anticipates that high-definition discs with four to six times more storage capacity will be the next wave of technology to replace DVDs. There are currently two competing formats: HD DVD and Blu-ray. Cinram is already testing both next generation formats. The Company may be well positioned to capitalize on this opportunity, regardless of the format that is adopted by consumers. Cinram expects the demand for high-definition discs to be driven primarily by the penetration of high-definition and flat screen televisions.

COMPETITION AND PRICING

Cinram is engaged in a commodity driven industry that is highly price competitive, and where no one participant has an exclusive license to replicate pre-recorded DVDs or CDs in a particular territory. The success of the Company, its competitors and new entrants in this market depends in part on the scale of their operations and relationships with major content owners. However, because of recent consolidation in the replication industry, there are now fewer competitors that have the scale required to do business with these major content owners - and Cinram is one of those few.

Prices continue to decline across all product lines. This has been the case for every product that Cinram has manufactured since its inception; as the products reach maturity, price declines flatten out. So far, the Company has been able to combat these price declines with greater volumes and best practices that reduce production costs. Cinram also continues to believe that lower-cost, offshore replicators cannot effectively compete in this market because of the proximity to retail required to meet our customers' critical release dates and deadlines.

Cinram has long-term agreements in place with its largest customer that encompass a fixed but declining pricing scale.

26 CINRAM 2003 ANNUAL REPORT

ACQUISITION INTEGRATION

Cinram's success depends in part on its ability to successfully integrate the acquired Time Warner businesses. The Company must continue to move quickly to integrate the acquired businesses. This involves assessing management depth, conforming key processes and controls and executing the integration plan. Because of its track record of successful integration, and the similarities in our core business with that of the acquired businesses, Cinram expects a smooth integration.

CUSTOMER CONCENTRATION

The potential loss of major customers remains a risk. The Company operates in an industry with a few large customers. However, only a limited number of competitors have the scale to meet their requirements. In 2003, approximately 49% of revenue was derived from the Company's two largest customers, compared to 52% in 2002. Also in 2003, the largest customer accounted for 30% of consolidated revenue, down from 37% in 2002.

If the Company's most significant clients discontinue their relationships with Cinram for any reason, or reduce or postpone current or expected purchase commitments for the Company's products, the business, operating results and financial condition of Cinram could be materially adversely affected.

MARKET FOR ITS PRODUCTS AND SERVICES

The decline in demand for Cinram's mature products remains a risk. This does however represent the opportunity to fill up existing capacity for mature products with new mandates. Long-term success for Cinram continues to depend on the Company's ability to invest in new technologies and to secure customers for the new format, as they transition from existing formats to those that are emerging. Furthermore, our success is dependent upon reducing costs by automating existing processes.

STRATEGIES FOR MANAGING OPERATIONAL RISK

Cinram will continue to explore alternative revenue sources, such as expanding its distribution capabilities and finding new product lines to distribute. In 2003, Cinram secured long-term, exclusive manufacturing and distribution agreements with Warner Home Video and Warner Music Group. In early 2004, the Company also secured an exclusive, multi-year manufacturing and distribution agreement with Metro-Goldwyn-Mayer Studios, and a multi-year manufacturing agreement with EMI. The Company will continue to look for opportunities to expand its relationships with new and existing customers.

Integration of services and Information Technology (IT) systems has become increasingly essential to providing customers with timely and accurate information. Cinram continues to address this ongoing risk by constantly upgrading technologies and implementing proprietary software to increase efficiency and provide a global, integrated customer solution. The Company believes its distribution capabilities are an essential business differentiation, and will continue to leverage this through increased service levels.

The potential rise in the cost of raw materials can potentially impact future gross margins. In those instances where fluctuations in raw material prices and royalties cannot be passed through to the customer, Cinram's purchasing power creates benefits through economies of scale that help offset this risk. Furthermore, given that plastic is a small component of the total cost of manufacturing DVDs and CDs, Cinram should be able to absorb any impact of rising material prices.

                                                    CINRAM 2003 ANNUAL REPORT 27

MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCING AND INVESTMENTS

Cinram's continued manufacturing in foreign markets implies exposure to the risk of foreign currency fluctuations. Since the vast majority of the Company's results are now generated in the United States, Cinram will be moving to U.S. dollar reporting beginning with the first quarter of 2004. The Company's quoted share price and dividend payments will remain in Canadian dollars, and it will continue to use Canadian generally accepted accounting principles to prepare its financial statements. Cinram's functional currency will also remain the Canadian dollar.

Cinram maintains a conservative investment strategy whereby all cash and cash equivalents are invested in highly liquid money market type instruments. All investments are purchased on the basis that they can be sold expeditiously when funds are required, with no discount to market.

LEVERAGE RISK

The Company funded the entire acquisition of certain assets from Time Warner Inc. with debt financing of US$1.025 billion. While Cinram's balance sheet as of December 31, 2003, is leveraged, the Company believes that its ability to generate cash flows from the long-term supply contracts that are in place is more than sufficient to make mandatory debt repayments and voluntary repayments, while maintaining its ability to make capital expenditures necessary to grow the business.

INTEREST RATE RISK

Cinram's credit facilities bear interest at variable rates with a fixed interest rate spread. The weighted average interest rate on the Company's debt of $1,357.6 million for the year ended December 31, 2003, was 6.0%. If the variable portion of the interest rate increased by 10%, our interest rate would have risen to 6.1%, and our interest expense would have increased by approximately $0.3 million for fiscal 2003.

PIRACY AND DUPLICATION WITHOUT APPROPRIATE AUTHORIZATION

Cinram is an accredited participant in the International Recording Media Association's (IRMA) Anti-Piracy Compliance Program. This program allows the Company to be in compliance with applicable copyright law protecting the rights of legitimate intellectual property rights holders with respect to the content it replicates. Although we have established internal controls to verify that our customers own the rights to the content we replicate/duplicate on their behalf, there can be no assurance that the content on the multimedia products we manufacture does not infringe upon the intellectual property rights of third parties. Any claims brought against Cinram by third parties with respect to intellectual property rights, with or without merit, could be time-consuming, and result in costly litigation or cause delays in our operations. Since there can be no assurance of the outcome of such claims, we may be subject to fines or penalties that could be significant.

Cinram only manufactures and distributes pre-recorded media content in North America and Western Europe. It does not currently conduct business in markets where piracy is rampant.

RISK OF CLAIMS FOR INFRINGEMENT

The industry in which Cinram competes has many participants who own, or claim to own intellectual property. Cinram cannot determine with certainty whether any existing third party patents or the issuance of any third party patents would require the Company to alter its manufacturing processes or obtain licenses.

28 CINRAM 2003 ANNUAL REPORT

The Company is involved in various legal actions that are normal to the course of the Company's business. Cinram does not expect any resulting liability to have a material adverse effect on the Company's financial position or its results.

KEY PERSONNEL

Cinram believes that its future success relies on the Company's ability to attract and retain skilled employees. While certain of the Company's officers and key employees are bound by employment contracts, failure to attract or retain other key officers and employees could materially adversely affect Cinram's business. In addition, the Company must ensure it has effective succession planning strategies for key members of management.

OUTLOOK

LEVERAGING DVD GROWTH

In 2003, Cinram's product mix shifted dramatically from VHS video cassettes to DVDs. Industry sales of DVDs hit record highs and show no sign of slowing down. Catalog titles are being offered at lower price points and are becoming a more important driver of DVD sales. Television series are also growing in popularity with consumers.

Mass merchandisers now represent the largest channel to market DVDs, and in turn our customers' largest clients. By setting up point-of-purchase displays throughout the store, mass merchandisers are selling DVDs as impulse items to drive traffic into their stores.

Consumers also continue to drive DVD sales by building their collections, currently purchasing an estimated average of 19 to 23 DVDs per year in the United States. With European sales lagging just a year behind, the Company expects to see comparable success in this market over the next few years.

Cinram expects 2004 to be another solid year of performance, driven by our customers' strong release schedules.

VALUE ADDED SERVICES

Cinram continues to offer one of the most comprehensive product and service offerings in the industry. With the growing importance of mass merchandisers and direct to retail distribution, complex logistics have become the norm. Cinram's distribution capabilities are crucial in satisfying the challenging needs of existing customers, and are a key driver of our current and future success.

Cinram's global IT systems also continue to be a key asset in driving new business. This has allowed the Company to use its facilities more efficiently by allowing for better communication with its customers, and its customers' clients.

STAYING COMPETITIVE

Cinram is engaged in a commodity driven industry, where no one participant has an exclusive license to replicate pre-recorded DVDs or CDs in a particular territory. The industry's most significant content owners are major music labels and movie studios. These content owners typically enter into exclusive replication and distribution agreements for particular territories. Accordingly, the success of the Company, its competitors and new entrants in this market depends on the scale of their operations, and their relationships with these major content owners. Because of recent consolidation in the replication industry, there are now few competitors with the scale required to do business with these major content owners.

                                                    CINRAM 2003 ANNUAL REPORT 29

MANAGEMENT'S DISCUSSION AND ANALYSIS

Cinram is now the largest optical disc replicator in the world. The Company has the size and scale required to successfully compete in the replication industry. It will continue to seek new opportunities that either strengthen its market share or develop new revenue streams in new regional markets.

2004 GUIDANCE

CINRAM EXPECTS TO GENERATE REVENUE IN THE US$1.8 TO US$2.0 BILLION RANGE, AND EBITA IN THE US$390 TO US$410 MILLION RANGE FOR THE FULL YEAR IN 2004. THIS GUIDANCE IS PROVIDED IN U.S. DOLLARS SINCE THE COMPANY WILL BE REPORTING IN U.S. DOLLARS BEGINNING WITH THE FIRST QUARTER OF 2004.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our financial statements in accordance with Canadian generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Significant accounting policies and methods used in preparation of the financial statements are described in Note 1 to the 2003 Consolidated Financial Statements. The Company evaluates its estimates and assumptions on a regular basis, based on historical experience and other relevant factors. Significant estimates are used in determining, but not limited to, the valuation of intangible assets and goodwill, provisions for sales allowances, royalty provisions, the allowance for doubtful accounts, inventory valuation, income tax valuation allowances, restructuring costs, the useful lives of all depreciable assets and the recoverability of capital assets and long lived assets. Actual results could differ from those estimates.

CHANGE IN REPORTING CURRENCY

The Company has historically prepared its consolidated financial statements in Canadian dollars. Beginning with the first quarter of 2004, the Company will be changing its reporting currency to U.S. dollars to provide the financial statement users with more relevant information. The Company will use the current rate method to translate its consolidated Canadian dollar results into U.S. dollars for both the current and prior year. Under the current rate method, the consolidated assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date, and revenue and expenses are translated at weighted average rates for the year. The functional currencies of the Company and each of its subsidiaries will remain unchanged.

BUSINESS COMBINATIONS

The Company accounts for business combinations using the purchase method and accordingly, the results of operations of the businesses acquired have been included in the consolidated financial statements since the acquisition date. The purchase method of accounting requires that all assets acquired and liabilities assumed in a business combination be assigned a portion of the total cost of the purchase based on their fair values at the date of acquisition. The excess of the cost of the purchase over the net amounts assigned to assets acquired and liabilities assumed should be recognized as an asset referred to as goodwill. The process of

30 CINRAM 2003 ANNUAL REPORT
determining the purchase price allocation requires management to make certain estimates of the assets and liabilities assumed including their respective fair values. At December 31, 2003, the Company had not yet completed the allocation of the purchase price for the Time Warner acquisition. A significant change to these estimates used could impact the goodwill and net assets recognized in the Home Video replication/duplication, Audio/ROM replication/duplication, and Printing operating segments.

REVENUE RECOGNITION

Revenue is comprised of product sales and service revenue earned from fulfillment services. Revenue from product sales is recognized when title to the goods is transferred to customers, the selling price is fixed and determinable and collectibility is reasonably assured. Volume rebates are recorded as a reduction of revenue at the time of shipment. Contractual payments to acquire sales contracts are amortized against revenue over the term of the contract. Services revenue is recognized as services are performed.

INTANGIBLE ASSETS

Intangible assets are comprised of customer supply agreements arising from the acquisition of certain of the assets of Time Warner Inc. Customer supply agreements are amortized on a straight line basis over a period of six years, which represents the exclusive term in which the Company will manufacture, print, package and physically distribute DVDs and CDs for Warner Home Video and Warner Music Group in North America and Europe, and for New Line Home Entertainment Inc. in North America.

The Company performs an annual impairment test on all intangible assets, and more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. The valuation of intangible assets is based on the amount of future net cash flows these assets are estimated to generate. Revenue and expense projections are based on management's estimates, including estimates of current and future industry conditions. A significant change to these assumptions could impact the estimated useful lives or valuation of intangible assets resulting in a change to amortization expense and impairment charges in the Home Video replication/duplication, Audio/ROM replication/duplication and Printing operating segments.

GOODWILL

The Company performs an annual impairment test on goodwill, and more frequently if events or changes in circumstances indicate that an impairment loss may have been incurred. Impairment is tested at the reporting unit level by comparing the reporting unit's carrying amount to its fair value. The fair values of the reporting units are estimated using discounted cash flows. The process of determining fair values is subjective and requires management to exercise judgment in making assumptions about future results, including revenue and cash flow projections at the reporting unit level, current and future industry conditions, and discount rates. A significant change to these assumptions could impact the valuation of goodwill resulting in impairment charges in the Home Video replication/duplication, Audio/ROM replication/duplication and Printing operating segments.

                                                    CINRAM 2003 ANNUAL REPORT 31

MANAGEMENT'S DISCUSSION AND ANALYSIS

PROVISIONS FOR SALES ALLOWANCES

The Company records provisions for sales allowances related to certain volume rebates offered to its customers. The volume rebates are based on a discount percentage per unit ordered and increase in accordance with contractual sales volume target requirements. The accrual for volume rebates is recorded as a reduction of revenue at the time of shipment based on contractual terms. The process of determining the appropriate provision requires management to exercise judgment in making assumptions about future sales to customers. A significant change to this assumption could impact revenue recognized and the provision for sales allowances in the Home Video replication/duplication, Audio/ROM replication/duplication and Printing operating segments.

ROYALTY PROVISIONS

The Company records provisions for royalty obligations due to various companies holding patents on the DVD and CD manufacturing processes. The royalty rates are on a per unit basis and based on contractual terms and conditions or management's best estimates. The royalty provision is recorded as a cost of goods sold at the time of shipment. The process of determining the appropriate provision requires management to apply the applicable royalty rates in accordance with the Company's license agreements. In situations where formal license agreements are not in place, management's best estimate of the royalty obligation is used. A significant change in the royalty rates used could impact the cost of goods sold recognized and the provisions for royalties in the Home Video replication/duplication and Audio/ROM replication/duplication operating segments.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company records an allowance for doubtful accounts related to accounts receivable that are considered to be non-collectible. The allowance is based on the Company's knowledge of the financial condition of its customers, the ageing of the receivables, current business environment, customer and industry concentrations, and historical experience. A change to these factors could impact the estimated allowance and the provision for bad debts recorded in selling, general and administrative expenses in the Home Video replication/duplication, Audio/ROM replication/duplication, Printing, and Other operating segments.

INVENTORY VALUATION

The Company values its inventory on a first-in, first-out basis at the lower of cost and replacement cost for raw materials, and at the lower of cost and net realizable value for work in process and finished goods. Cost includes materials and an application of relevant manufacturing labour and overhead. The process for determining the appropriate inventory provision requires management to take into consideration factors such as inventory ageing, planned consumption of raw materials in the near term, and the future demand for the inventory. A change to these assumptions could impact the valuation of inventory and have a resulting impact on cost of goods sold in the Home Video replication/duplication, Audio/ROM replication/duplication, Printing, and Other operating segments.

32 CINRAM 2003 ANNUAL REPORT

INCOME TAX VALUATION ALLOWANCE

The Company records a valuation allowance against future income tax assets when management believes it is more likely than not that some portion or all of the future tax assets will not be realized. Management considers factors such as reversal of future income tax liabilities, projected future taxable income, and the character of the income tax asset. A change to these factors could impact the estimated valuation allowance and income tax expense in the Home Video replication/duplication, Audio/ROM replication/duplication, Printing, and Other operating segments.

RESTRUCTURING COSTS

The Company recorded restructuring charges in 2002 and 2003, relating to facility consolidations and workforce reductions. These charges are recorded based on detailed plans approved and committed to by management. The restructuring charges include employee severance and other employee related costs, lease cancellation and idle facilities costs, other exit costs, and certain asset write-downs. The recognition of these charges requires management to make certain judgments and estimates regarding the nature, timing and amount associated with these plans. The estimates of future liability may change, requiring additional restructuring charges or a reduction of the liabilities already recorded. At the end of each reporting period, the Company evaluates the appropriateness of the remaining accrued balances.

LONG-LIVED ASSETS

The Company reviews long-lived assets for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company uses the estimated useful life of long-lived assets to determine amortization expense. The estimate of an asset's useful life is made when the Company acquires the asset, and is based on past experience with similar assets, taking into account expected technological or industry changes.

The valuation of long-lived assets depends upon whether the assets are classified as either held-for-use or available-for-sale. An impairment loss is recognized when the carrying amount of an asset that is held-for-use exceeds the projected undiscounted future net cash flows expected from its use and disposal, and is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by discounted cash flows when quoted market prices are not available. For assets available-for-sale, an impairment loss is recognized when the carrying amount exceeds the fair value less costs to sell.

The process of determining the projected cash flows is subjective and requires management to exercise judgment in making assumptions about future results, including revenue and cash flow projections, current and future industry conditions, and discount rates. A significant change to these assumptions could impact the valuation or the estimated useful lives of long-lived assets resulting in a change to amortization expense and could result in impairment charges in the Home Video replication/ duplication, Audio/ROM replication/duplication, Printing, and Other operating segments.

                                                    CINRAM 2003 ANNUAL REPORT 33

MANAGEMENT'S DISCUSSION AND ANALYSIS

RECENT ACCOUNTING DEVELOPMENTS

STOCK-BASED COMPENSATION

In 2003, the Canadian Institute of Chartered Accountants (CICA) amended Handbook
Section 3870, "Stock-based Compensation and Other Stock-based Payments," to require the recording of compensation expense on the granting of all stock-based compensation awards, including stock options to employees, calculated using the fair value method. The Company adopted this standard on January 1, 2004. The cumulative effect of the change on prior periods related to stock options granted on or after January 1, 2002, amounted to $4.0 million and will be charged against opening retained earnings in 2004, with the offset credited to contributed surplus. Based on stock options outstanding at December 31, 2003, the Company will record a stock-based compensation expense of $1.7 million in 2004.

REVENUE RECOGNITION

In December 2003, the Emerging Issues Committee released EIC-141, "Revenue Recognition," and EIC-142, "Revenue Arrangements with Multiple Deliverables," which are effective on a prospective basis for the Company's 2004 fiscal year. EIC-141 incorporates the principles and guidance under U.S. GAAP and EIC-142 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue generating activities. The adoption of this standard will not have an impact on the consolidated financial statements.

HEDGING RELATIONSHIPS

The CICA issued Accounting Guideline 13, "Hedging Relationships" ("AcG-13"), which establishes criteria for hedge accounting effective on a prospective basis for the Company's 2004 fiscal year. The Company has reviewed the requirements of AcG-13 and has determined that its current hedges qualify for hedge accounting under the new guideline.

ASSET RETIREMENT OBLIGATIONS

In March 2003, the CICA issued Handbook Section 3110, "Asset Retirement Obligations," which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. This section applies to legal obligations associated with the retirement of tangible long-lived assets that results from their acquisition, development or normal operation. This standard is effective on a retroactive basis with restatement as of January 1, 2004. The Company has obligations with respect to retirement of leasehold improvements at the maturity of facility leases, and is currently assessing the impact of implementing this standard.

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

In July 2003, the CICA issued Handbook Section 1100, "Generally Accepted Accounting Principles." This section establishes standards for financial reporting in accordance with Canadian GAAP. It describes what constitutes Canadian GAAP and its sources. This section also provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when the primary sources of Canadian GAAP are silent. This standard is effective for the Company's 2004 fiscal year. The adoption of this standard will not have an impact on the consolidated financial statements.

34 CINRAM 2003 ANNUAL REPORT

LIABILITIES AND EQUITY

In November 2003, the CICA approved amendments to Handbook Section 3860, "Financial Instruments - Presentation and Disclosure," to require obligations that may be settled, at the issuer's option, by a variable number of the issuer's own equity instruments to be presented as liabilities. Thus securities issued by an enterprise that give the issuer unrestricted rights to settle the principal amount in cash or in the equivalent value of its own equity instruments will no longer be presented as equity.

The CICA concluded that not all such obligations establish the type of relationship that exists between an entity and its owners, but rather they convey more of a debtor/creditor relationship because they require the issuer to convey a fixed amount of value to the holder that does not vary with changes in the fair value of the issuer's equity instruments. Therefore, these instruments should be presented as liabilities. The standard will be effective for the Company's 2005 fiscal year on a retroactive basis. The adoption of this standard will not have an impact on the consolidated financial statements.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In June 2003, the CICA issued Accounting Guideline 15, "Consolidation of Variable Interest Entities" ("VIEs"). VIEs are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The guideline is effective on a prospective basis for the Company's 2005 fiscal year. The adoption of this standard will not have an impact on the consolidated financial statements.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

The Company reviews capital and intangible assets (long-lived assets) for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with the new accounting standards of The CICA Handbook Section 3063, "Impairment or Disposal of Long-Lived Assets," and revised Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations," which the Company adopted effective January 1, 2003. Absent any triggering factors during the year, the Company conducts its long-lived asset assessment in the fourth quarter to correspond with its planning cycle. Under the new standards, assets must be classified as either held-for-use or available-for-sale. An impairment loss is recognized when the carrying amount of an asset that is held and used exceeds the projected undiscounted future net cash flows expected from its use and disposal, and is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by discounted cash flows when quoted market prices are not available. For assets available-for-sale, an impairment loss is recognized when the carrying amount exceeds the fair value less costs to sell. Prior to January 1, 2003, the Company assessed and measured impairment by comparing the carrying amount to the undiscounted future cash flows the long-lived assets were expected to generate.

                                                    CINRAM 2003 ANNUAL REPORT 35

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared by management and approved by the Board of Directors of the Company. Management is responsible for the information and representations contained in these financial statements and in other sections of this Annual Report.

The Company maintains appropriate processes to ensure that relevant and reliable financial information is produced. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada. The significant accounting policies, which management believes are appropriate for the Company, are described in Note 1 to the consolidated financial statements.

The Board of Directors is responsible for reviewing and approving the consolidated financial statements and overseeing management's performance of its financial reporting responsibilities. An Audit Committee of three non-management Directors is appointed by the Board.

The Audit Committee reviews the consolidated financial statements, adequacy of internal controls, audit process and financial reporting with management and with the external auditors. The Audit Committee reports to the Board of Directors prior to the approval of the audited consolidated financial statements for publication.

KPMG LLP, the Company's external auditors, who are appointed by the shareholders, audited the consolidated financial statements in accordance with Canadian generally accepted auditing standards to enable them to express to the shareholders their opinion on the consolidated financial statements.

/s/ LEWIS RITCHIE

LEWIS RITCHIE
Chief Financial Officer
February 20, 2004

AUDITORS' REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Cinram International Inc. as at December 31, 2003, and 2002 and the consolidated statements of earnings and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003, and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP

CHARTERED ACCOUNTANTS
Toronto, Canada
February 20, 2004

36 CINRAM 2003 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)
Years ended December 31

                                                                          2003            2002
                                                                       -----------    ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                            $   328,218    $    164,216
  Accounts receivable                                                      478,319         223,385
  Inventories (Note 3)                                                      57,680          63,063
  Prepaid expenses                                                          14,665          11,137
  Future income taxes (Note 12)                                             28,361           8,905
                                                                       -----------    ------------
                                                                           907,243         470,706
Capital assets (Note 4)                                                    827,057         298,345
Assets under capital leases (Note 4)                                         9,014          13,300
Goodwill (Note 5)                                                          361,326           6,789
Intangible assets (Note 5)                                                 486,714               -
Deferred financing fees (Note 6)                                            36,314               -
Other assets                                                                29,079          40,553
Future income taxes (Note 12)                                                6,022               -
                                                                       -----------    ------------
                                                                       $ 2,662,769    $    829,693
                                                                       ===========    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                     $   249,296    $     90,684
  Accrued liabilities                                                      485,292         166,780
  Income taxes payable                                                       2,756          13,602
  Current portion of long-term debt (Note 7)                               123,384          11,977
  Current portion of obligations under capital leases (Note 8)               1,368           1,569
                                                                       -----------    ------------
                                                                           862,096         284,612
Long-term debt (Note 7)                                                  1,234,206          42,012
Obligations under capital leases (Note 8)                                    7,643          16,318
Other long-term liabilities                                                 22,276               -
Future income taxes (Note 12)                                               38,338          26,581

SHAREHOLDERS' EQUITY:
  Capital stock (Note 9)                                                   248,892         240,408
  Contributed surplus                                                          182             182
  Retained earnings                                                        260,955         193,734
  Foreign currency translation adjustment                                  (11,819)         25,846
                                                                       -----------    ------------
                                                                           498,210         460,170
Lease commitments (Note 8)
                                                                       -----------    ------------
                                                                       $ 2,662,769    $    829,693
                                                                       ===========    ============

See accompanying notes to consolidated financial statements.

On behalf of the Board:

-s- Isidore Philosophe                       -s- Lewis Ritchie
----------------------                       -----------------
ISIDORE PHILOSOPHE                           LEWIS RITCHIE
Director                                     Director

                                                    CINRAM 2003 ANNUAL REPORT 37

CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS

(In thousands of Canadian dollars, except per share amounts)
Years ended December 31

                                                                                      2003            2002
                                                                                  -----------      -----------
Revenue                                                                           $ 1,152,631      $   878,679
Cost of goods sold                                                                    913,545          718,485
                                                                                  -----------      -----------
Gross profit                                                                          239,086          160,194
Selling, general and administrative expenses                                           96,018           80,969
Amortization of intangible assets and deferred financing fees (Notes 5 and 6)          15,959                -
Unusual items (Note 11)                                                                 3,800            2,276
                                                                                  -----------      -----------
Earnings before the undernoted                                                        123,309           76,949
Interest on long-term debt                                                             18,489            3,580
Interest on capital leases                                                                570              979
Other interest                                                                             97              634
Investment income                                                                      (4,994)          (4,538)
                                                                                  -----------      -----------
Earnings before income taxes                                                          109,147           76,294
Income taxes (Note 12):
  Current                                                                              14,089           12,839
  Future                                                                               21,152            8,984
                                                                                  -----------      -----------
                                                                                       35,241           21,823
                                                                                  -----------      -----------
Net earnings                                                                           73,906           54,471
Retained earnings, beginning of year                                                  193,734          143,670
Dividends declared                                                                     (6,685)          (4,407)
                                                                                  -----------      -----------
Retained earnings, end of year                                                    $   260,955      $   193,734
                                                                                  ===========      ===========
Earnings per share:
  Basic                                                                           $      1.33      $      0.99
  Diluted                                                                                1.31             0.98
                                                                                  ===========      ===========
Weighted average number of shares outstanding (in thousands) (Note 10):
  Basic                                                                                55,628           55,054
  Diluted                                                                              56,612           55,335
                                                                                  ===========      ===========

See accompanying notes to consolidated financial statements.

38 CINRAM 2003 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)
Years ended December 31

                                                                        2003            2002
                                                                    -----------      -----------
Cash provided by (used in):
OPERATIONS:
  Net earnings                                                      $    73,906      $    54,471
  Items not involving cash:
    Amortization                                                        104,762           75,043
    Write-down of carrying value of capital assets                            -            4,604
    Future income taxes                                                  21,152            9,085
    Gain on disposition of capital assets                                  (203)             (79)
    Unrealized foreign exchange loss                                      2,229            4,453
  Change in non-cash operating working capital (Note 16)                335,320            4,733
                                                                    -----------      -----------
                                                                        537,166          152,310

FINANCING:
  Decrease in bank operating loans                                            -           (8,517)
  Increase in long-term debt                                          1,338,856           22,057
  Repayment of long-term debt                                           (12,859)          (9,055)
  Deferred financing fees                                               (37,393)               -
  Decrease in obligations under capital leases                             (880)          (1,522)
  Issuance of common shares                                               8,484            1,943
  Change in other long-term liabilities                                      63                -
  Dividends paid                                                         (6,685)          (4,407)
                                                                    -----------      -----------
                                                                      1,289,586              499
INVESTMENTS:
  Acquisition, net of cash acquired of $1,843 (Note 2)               (1,535,778)               -
  Purchase of capital assets                                           (111,830)         (69,309)
  Proceeds on disposition of capital assets                               1,339            6,237
  Decrease (increase) in other assets                                     4,210          (19,915)
                                                                    -----------      -----------
                                                                     (1,642,059)         (82,987)

Foreign exchange gain (loss) on cash held in foreign currencies         (20,691)           2,515
                                                                    -----------      -----------
Increase in cash and cash equivalents                                   164,002           72,337
Cash and cash equivalents, beginning of year                            164,216           91,879
                                                                    -----------      -----------
Cash and cash equivalents, end of year                              $   328,218      $   164,216
                                                                    ===========      ===========
Supplemental cash flow information:
  Interest paid                                                     $    12,481      $     5,759
  Income taxes paid                                                      23,966           13,254
                                                                    ===========      ===========

See accompanying notes to consolidated financial statements.

                                                    CINRAM 2003 ANNUAL REPORT 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

1. SIGNIFICANT ACCOUNTING POLICIES

     A) BASIS OF PRESENTATION: These consolidated financial statements include the accounts of Cinram International Inc. (the "Company") and its wholly owned subsidiaries. The results of subsidiaries acquired during the year have been consolidated from the date of acquisition. The accounts of the joint venture have been consolidated in the financial statements on a proportionate basis. All intercompany balances and transactions have been eliminated on consolidation.

     B) REVENUE RECOGNITION: Revenue is comprised of product sales and service revenue earned from fulfillment services. Revenue from product sales is recognized when title to the goods is transferred to customers, the selling price is fixed and determinable and collectibility is reasonably assured. Volume rebates are recorded as a reduction of revenue at the time of shipment. Contractual payments to acquire sales contracts are amortized against revenue over the term of the contract.

          Services revenue is recognized as services are performed.

     C) INVENTORIES: Raw materials are stated at the lower of cost, on a first-in, first-out basis, and replacement cost. Finished goods and work in process are stated at the lower of cost and net realizable value. Cost includes materials and an application of relevant manufacturing labour and overhead.

     D) CAPITAL ASSETS: Capital assets are recorded at cost and are amortized over their estimated useful lives. Cost represents acquisition or construction costs, including preparation, installation and testing charges incurred with respect to capital assets until they are ready for commercial production. Major renewals and improvements are capitalized, while maintenance and repairs are charged to operations as incurred. Gains or losses arising from the disposition of capital assets are reflected in net earnings.

          Capital assets are amortized on a straight-line basis, commencing when the asset is entered into use. Estimated useful lives for the principal asset categories are as follows:

Buildings                                20 - 40 years
Machinery and equipment                   3 - 13 years
Computer equipment                         3 - 5 years
Furniture                                      5 years
Leasehold improvements              Over term of lease

     E)   GOODWILL AND INTANGIBLE ASSETS:

          (i) Goodwill: Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the tangible and intangible assets acquired, less liabilities assumed, based on their fair values. When the Company enters into a business combination, the purchase method of accounting is used. Goodwill is assigned as of the date of the business combination to reporting units that are expected to benefit from the business combination.

               Goodwill is not amortized but instead is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit, including goodwill, is compared with its fair value. When the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case, the implied fair value of the reporting unit's goodwill, determined in the same manner as the value of goodwill is determined in business combination, is compared with its carrying amount to measure the amount of the impairment loss, if any.

40 CINRAM 2003 ANNUAL REPORT

          (ii) Intangible assets: Intangible assets acquired in a business combination are recorded at their fair values and all intangible assets are tested for impairment annually or more frequently when events or changes in circumstances indicate that their carrying amounts may not be recoverable. Intangible assets with determinable lives are amortized over their estimated useful lives and are tested for impairment as described in note 1(f).

     F) IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS: The Company reviews capital and intangible assets (long-lived assets) for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with the new accounting standards of The Canadian Institute of Chartered Accountants' ("CICA") Handbook Section 3063, "Impairment or Disposal of Long-Lived Assets," and revised Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations," which the Company adopted effective January 1, 2003. Absent any triggering factors during the year, the Company conducts its long-lived asset assessment in the fourth quarter to correspond with its planning cycle. Under the new standards, assets must be classified as either held-for-use or available-for-sale. An impairment loss is recognized when the carrying amount of an asset that is held and used exceeds the projected undiscounted future net cash flows expected from its use and disposal, and is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by discounted cash flows when quoted market prices are not available. For assets available-for-sale, an impairment loss is recognized when the carrying amount exceeds the fair value less costs to sell. Prior to January 1, 2003, the Company assessed and measured impairment by comparing the carrying amount to the undiscounted future cash flows the long-lived assets were expected to generate.

     G) PENSION BENEFITS: The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The cost of pensions earned by employees is actuarially determined using the projected benefit method pro-rated on service, and management's best estimate of expected plan investment performance, salary escalation, compensation levels at time of retirement, and retirement ages of employees. Changes in these assumptions could impact future pension expense. For the purpose of calculating the expected return on plan assets, assets are valued at fair value. Actuarial gains or losses are amortized over the average remaining service period of active employees. Pension assets are recorded as other assets while pension liabilities are recorded as accrued pension benefits within other long-term liabilities.

     H) DEFERRED FINANCING FEES: Fees relating to long-term debt are deferred and amortized over the term of the related debt or debt facilities to which they relate.

     I) FOREIGN CURRENCY TRANSLATION: Transactions in foreign currencies are translated into Canadian dollars at the exchange rate in effect on the transaction date. Monetary items expressed in foreign currencies are translated into Canadian dollars at the exchange rates in effect at the consolidated balance sheet date. The resulting exchange gains and losses are included in the determination of net earnings for the year.

          For self-sustaining foreign operations, all assets and liabilities are translated into Canadian dollars using year-end exchange rates and revenue and expenses are translated at average exchange rates. Gains and losses arising from the translation of the financial statements of self-sustaining foreign operations are deferred and included as a separate component of shareholders' equity. The Company's borrowings as outlined in Note 7 are denominated in U.S. dollars and represent a hedge of the Company's net investment in its U.S. operations. The Company formally assesses the hedge's effectiveness at the end of each quarter.

     J) RESEARCH AND DEVELOPMENT COSTS: Development costs relating to specific projects that in the Company's view have a clearly defined future market are deferred and amortized based on production. All other research and other developments costs, net of investment tax credits, are charged to earnings in the year in which they are incurred.

                                                    CINRAM 2003 ANNUAL REPORT 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

     K) CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investment instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

     L) STOCK-BASED COMPENSATION: The Company has a stock option plan for employees, officers and directors. All stock options issued under this plan have an exercise price equal to the fair market value of the underlying common shares on the date of grant. As a result, the Company records no compensation expense on the grant of options to the Company's employees under the plan. The Company discloses the pro forma effect of accounting for these awards under the fair value-based method (Note 9(d)).

          The Company accounts for all stock-based payments to non-employees and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments using the fair value-based method.

     M) INCOME TAXES: The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment or substantive enactment date. Future income tax assets are recognized and if realization is not considered "more likely than not", a valuation allowance is provided.

     N) EARNINGS PER SHARE: Basic earnings per share is calculated by dividing the earnings available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated using the treasury stock method, which assumes that all stock options with exercise prices below the market prices are exercised with the proceeds used to purchase common shares of the Company at the average market price during the year.

     O) USE OF ESTIMATES: The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Significant estimates are used in determining, but not limited to, the valuation of intangible assets and goodwill, provisions for sales allowances, royalty provisions, the allowance for doubtful accounts, inventory valuation, income tax valuation allowances, restructuring costs, the useful lives of all depreciable assets and the recoverability of capital assets and long-lived assets. Actual results could differ from those estimates.

     P)   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

          (i)  Stock-based compensation: In 2003, the CICA amended Handbook
               Section 3870, "Stock-based Compensation and Other Stock-based Payments," to require the recording of compensation expense on the granting of all stock-based compensation awards, including stock options to employees, calculated using the fair value method. The Company adopted this standard on January 1, 2004. The cumulative effect of the change on prior periods related to stock options granted on or after January 1, 2002, amounted to $4.0 million and will be charged against opening retained earnings in 2004, with the offset credited to contributed surplus. Based on stock options outstanding at December 31, 2003, the Company will record a stock-based compensation expense of $1.7 million in 2004.
42 CINRAM 2003 ANNUAL REPORT

         (ii) Revenue recognition: In December 2003, the Emerging Issues Committee released EIC-141, "Revenue Recognition," and EIC-142, "Revenue Arrangements with Multiple Deliverables," which are effective on a prospective basis for the Company's 2004 fiscal year. EIC-141 incorporates the principles and guidance under U.S. generally accepted accounting principles ("GAAP") and EIC-142 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue generating activities. The adoption of this standard will not have an impact on the consolidated financial statements.

         (iii) Hedging relationships: The CICA issued Accounting Guideline 13, "Hedging Relationships" ("AcG-13"), which establishes criteria for hedge accounting effective on a prospective basis for the Company's 2004 fiscal year. The Company has reviewed the requirements of AcG-13 and has determined that its current hedges qualify for hedge accounting under the new guideline.

         (iv) Asset retirement obligations: In March 2003, the CICA issued Handbook Section 3110, "Asset Retirement Obligations," which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. This section applies to legal obligations associated with the retirement of tangible long-lived assets that results from their acquisition, development or normal operation. This standard is effective on a retroactive basis with restatement as of January 1, 2004. The Company has obligations with respect to retirement of leasehold improvements at the maturity of facility leases, and is currently assessing the impact of implementing this standard.

         (v) Generally accepted accounting principles: In July 2003, the CICA issued Handbook Section 1100, "Generally Accepted Accounting Principles." This section establishes standards for financial reporting in accordance with Canadian GAAP. It describes what constitutes Canadian GAAP and its sources. This section also provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when the primary sources of Canadian GAAP are silent. This standard is effective for the Company's 2004 fiscal year. The adoption of this standard will not have an impact on the consolidated financial statements.

         (vi) Liabilities and equity: In November 2003, the CICA approved amendments to Handbook Section 3860, "Financial Instruments - Presentation and Disclosure," to require obligations that may be settled, at the issuer's option, by a variable number of the issuer's own equity instruments to be presented as liabilities. Thus securities issued by an enterprise that give the issuer unrestricted rights to settle the principal amount in cash or in the equivalent value of its own equity instruments will no longer be presented as equity.

               The CICA concluded that not all such obligations establish the type of relationship that exists between an entity and its owners, but rather they convey more of a debtor/creditor relationship because they require the issuer to convey a fixed amount of value to the holder that does not vary with changes in the fair value of the instruments. Therefore, these instruments should be presented as liabilities. The standard will be effective for the Company's 2005 fiscal year on a retroactive basis. The adoption of this standard will not have an impact on the consolidated financial statements.

         (vii) Consolidation of variable interest entities: In June 2003, the CICA issued Accounting Guideline 15, "Consolidation of Variable Interest Entities" ("VIEs"). VIEs are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The guideline is effective on a prospective basis for the Company's 2005 fiscal year. The adoption of this standard will not have an impact on the consolidated financial statements.

                                                    CINRAM 2003 ANNUAL REPORT 43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

2. ACQUISITION OF TIME WARNER INC. BUSINESSES

On October 24, 2003, the Company acquired Time Warner Inc.'s DVD and CD manufacturing and physical distribution businesses, together with certain related printing and apparel businesses, in the U.S. and Europe for total cash consideration of $1,522,036 (US$1,165,240) plus acquisition costs of $15,585. The acquisition has been accounted for using the purchase method and, accordingly, the results of operations of the businesses acquired have been included in the consolidated financial statements since the acquisition date.

The Company has not yet completed the allocation of the purchase price for the acquisition. The preliminary allocation of the purchase price, based on independent appraisals and management's estimates is as follows:

Current assets, including cash of $1,843         $     415,643
Capital assets                                         546,266
Future tax assets                                       31,009
Intangible assets                                      506,675
Goodwill                                               352,403
                                                 -------------
                                                     1,851,996

Current liabilities                                   (292,394)
Other non-current liabilities                          (21,981)
                                                 -------------
Total cash purchase consideration                $   1,537,621
                                                 =============

Intangible assets totalling $503,802 were assigned to customer supply agreements with Time Warner Inc. and will be amortized over the six-year period of the agreement. Intangible assets totalling $2,873 were assigned to certain cross-licensing agreements and will be amortized over a period of one year.

3. INVENTORIES

                        2003        2002
                     ---------   ---------
Raw materials        $  42,471   $  36,391
Work in process         10,772       3,534
Finished goods           4,437      23,138
                     ---------   ---------
                     $  57,680   $  63,063
                     =========   =========

44 CINRAM 2003 ANNUAL REPORT

4. CAPITAL ASSETS

                                                                      2003
                                                    ACCUMULATED      NET BOOK
                                       COST        AMORTIZATION       VALUE
                                   -----------     ------------     ---------
Land                               $    28,767      $        -      $  28,767
Buildings                              161,323          11,937        149,386
Machinery and equipment                857,327         299,897        557,430
Computer equipment                      20,160          11,355          8,805
Furniture                               24,779          18,447          6,332
Leasehold improvements                  40,468          24,147         16,321
Construction in progress                60,016               -         60,016
                                   -----------      ----------      ---------
                                   $ 1,192,840      $  365,783      $ 827,057
                                   ===========      ==========      =========

                                                                  2002
                                            Accumulated         Net book
                                   Cost    amortization          value
                                --------   -------------        --------
Land                            $  7,340   $           -        $  7,340
Buildings                         81,295          12,250          69,045
Machinery and equipment          477,530         279,744         197,786
Computer equipment                12,740          10,874           1,866
Furniture                         23,529          20,362           3,167
Leasehold improvements            33,993          20,244          13,749
Construction in progress           5,392               -           5,392
                                --------   -------------        --------
                                $641,819   $     343,474        $298,345
                                ========   =============        ========

Amortization expense for the above noted capital assets for the year ended December 31, 2003 amounted to $87,325 (2002 - $73,112).

Assets under capital leases:

                                                                    2003
                                                 ACCUMULATED      NET BOOK
                                   COST         AMORTIZATION        VALUE
                                ----------      ------------      ----------
Land                            $    1,316       $        -       $    1,316
Buildings                           17,979           10,729            7,250
Machinery and equipment              2,576            2,128              448
                                ----------       ----------       ----------
                                $   21,871       $   12,857       $    9,014
                                ==========       ==========       ==========

                                                                     2002
                                               Accumulated         Net book
                                   Cost        amortization         value
                                ----------    -------------       ----------
Land                            $    3,606    $           -       $    3,606
Buildings                           24,717           15,023            9,694
Machinery and equipment              4,891            4,891                -
                                ----------    -------------       ----------
                                $   33,214    $      19,914       $   13,300
                                ==========    =============       ==========

                                                    CINRAM 2003 ANNUAL REPORT 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

The assets under capital leases are being amortized on a straight-line basis over their anticipated economic life which is 20 years for buildings, four years for machinery and equipment and three years for computer equipment. Amortization expense for assets under capital lease for the year ended December 31, 2003, amounted to $1,478 (2002 - $1,931).

5. GOODWILL AND INTANGIBLE ASSETS

     A)   GOODWILL:

                                         Effect of
               December 31,  Goodwill     foreign    DECEMBER 31,
                  2002       acquired    exchange        2003
               -----------   --------    --------    ------------
Goodwill       $     6,789   $352,403    $  2,134    $    361,326
               ===========   ========    ========    ============

          On October 24, 2003, the Company acquired the assets of Time Warner Inc.'s DVD and CD manufacturing and physical distribution businesses, together with certain related printing and apparel businesses, in the U.S. and Europe. This transaction had the impact of increasing goodwill by $352,403 (Note 2).

          During the fourth quarter of 2003, the Company performed its annual goodwill impairment test. The fair values of the reporting units were estimated using discounted cash flows. Revenue and expense projections used in determining the fair value of the reporting units were based on management estimates, including estimates of current and future industry conditions.

     B)   INTANGIBLE ASSETS:

                                                                  Effect of
                                                 Accumulated       foreign     Net book
                                        Cost     amortization     exchange       value
                                    -----------  ------------     ---------    --------
Customer supply agreements          $   503,802  $     14,387     $  (5,053)   $484,362
Cross-licensing agreements                2,873           493           (28)      2,352
                                    -----------  ------------     ---------    --------
                                    $   506,675  $     14,880     $  (5,081)   $486,714
                                    ===========  ============     =========    ========

          Amortization of intangible assets for the year ended December 31, 2003, amounted to $14,880 (2002 - nil).

          Customer supply agreements and cross-licensing agreements have been acquired as part of the acquisition of certain of the assets of Time Warner Inc. (Note 2). Customer supply agreements are being amortized on a straight-line basis over a period of six years, which represents the exclusive term in which the Company will manufacture, print, package and physically distribute DVDs and CDs for Warner Home Video and Warner Music Group in North America and Europe, and for New Line Home Entertainment Inc. in North America. Cross-licensing agreements are being amortized over a period of one year.

6. DEFERRED FINANCING FEES:

In connection with the credit agreement entered into in October 2003 (Note 7), the Company incurred $37,393 of financing fees.

Amortization of deferred financing fees for the year ended December 31, 2003 amounted to $1,079 (2002 - nil).

46 CINRAM 2003 ANNUAL REPORT

7. LONG-TERM DEBT

CREDIT AGREEMENT: In October 2003, the Company entered into a credit agreement with a syndicate of lenders to provide the Company with credit facilities of up to US$1,175,000. The facilities are comprised of term loans of US$1,025,000 (as outlined below) and a revolving credit facility of US$150,000. Amounts outstanding under the facilities are secured by all of the assets of the Company. The revolving credit facility bears interest at the London InterBank Offered Rate (LIBOR) plus 300 basis points. No amounts were drawn on the revolving credit facility as at December 31, 2003. The terms of the credit agreement require the Company to comply with certain financial and other covenants over the term. As at December 31, 2003, the Company was in compliance with all the terms of its credit agreement. Amounts outstanding under the facilities are shown in the table below:

                                                 2003         2002
                                              ----------   ----------
Credit agreement:
  Term loan A, US$250,000 (a)                 $  323,275   $        -
  Term loan B, US$675,000 (b)                    872,843            -
  Term loan C, US$98,270 (c)                     127,073            -
                                              ----------   ----------
                                               1,323,191            -
Other long-term debt:
  US$26,603 (2002 - US$33,976) (d)                34,399       53,656
  Other                                                -          333
                                              ----------   ----------
                                               1,357,590       53,989

Less current portion                             123,384       11,977
                                              ----------   ----------
                                              $1,234,206   $   42,012
                                              ==========   ==========

     (a) Term loan A for US$250,000 due September 30, 2007, with quarterly principal repayments commencing on March 31, 2004. Interest on the loan is payable at LIBOR plus 300 basis points.

     (b) Term loan B for US$675,000 due September 30, 2009, with quarterly principal repayments commencing on March 31, 2004. Interest on the loan is payable at LIBOR plus 375 basis points.

     (c) Term loan C for US$100,000 due March 31, 2010, with a lump sum repayment on maturity. In November 2003, the Company made a mandatory repayment of US$1,730 upon the exercise of certain warrants (Note 9(b)). Interest on the loan is payable at LIBOR plus 575 basis points.

The credit agreement requires the Company to enter into an interest protection arrangement by July 18, 2004, for a minimum term of three years for at least 50% of the term loan amounts outstanding. The weighted average interest rate on the credit facility for the year ended December 31, 2003, was 6%.

     (d) Asset-backed financing: In December 2001 and June 2002, the Company entered into asset-backed financing due December 31, 2006, with blended monthly principal and interest repayment over a five-year period, secured by certain capital assets, bearing interest between 6.85% and 7.33%.

Future minimum repayments of long-term debt are as follows:

2004                     $     123,384
2005                            98,278
2006                           165,108
2007                           177,800
2008                           129,310
2009 and thereafter            663,710
                         -------------
                         $   1,357,590
                         =============

                                                    CINRAM 2003 ANNUAL REPORT 47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

8. LEASES

Future minimum rental commitments for all non-cancelable operating and capital leases as at December 31, 2003 are as follows:

                                           Capital    Operating    Total
                                          ---------   ---------   -------
2004                                      $   1,931   $  16,424   $18,355
2005                                          1,887       8,095     9,982
2006                                          2,175       6,413     8,588
2007                                          1,056       5,802     6,858
2008                                            781       4,722     5,503
2009 and thereafter                           3,535       1,012     4,547
                                          ---------   ---------   -------
                                             11,365   $  42,468   $53,833
                                                      =========   =======
Less interest (average rate of 7%)            2,354
                                          ---------
                                              9,011
Less current portion                          1,368
                                          ---------
                                          $   7,643
                                          =========

Operating lease expense for the year ended December 31, 2003, amounted to $9,494 (2002 - $7,944).

9. CAPITAL STOCK

     A) AUTHORIZED: The authorized capital stock of the Company consists of an unlimited number of common shares and an unlimited number of preference shares. The preference shares are non-voting and are entitled to dividends as and when declared by the Board of Directors.

     B)   ISSUED AND OUTSTANDING:

          Capital stock issued and outstanding at December 31, 2003, and 2002 includes the following:

                                                       Common
                                                       shares      Warrants      Amount
                                                     ----------   ----------    --------
Balance outstanding, December 31, 2001               54,836,726    1,700,000    $238,465
Options exercised during 2002                           360,165            -       1,943
                                                     ----------   ----------    --------
Balance outstanding, December 31, 2002               55,196,891    1,700,000     240,408
Warrants expired                                              -   (1,500,000)          -
Warrants exercised                                      200,000     (200,000)      3,000
Options exercised during 2003                           678,401            -       5,484
                                                     ----------   ----------    --------
Balance outstanding, December 31, 2003               56,075,292            -    $248,892
                                                     ==========   ==========    ========

     C) STOCK-BASED COMPENSATION PLAN: At December 31, 2003, the Company had one stock-based compensation plan pursuant to which the Company may grant options to employees, officers and directors of the Company for up to 4,000,000 common shares. The Company has the ability to issue an additional 29,501 options at December 31, 2003. The exercise price of each option equals the market price of the Company's stock on the date of the grant; an option's maximum term is 10 years. The options vesting periods range from three years to five years.

48 CINRAM 2003 ANNUAL REPORT

A summary of the status of the Company's employee stock option plan as at December 31, 2003 and 2002 and changes during the years ended on those dates is presented below:

                                                             2003                        2002
                                                           WEIGHTED                    Weighted
                                                           AVERAGE                      average
                                              SHARES    EXERCISE PRICE     Shares    exercise price
                                            ---------   --------------   ---------   --------------
Outstanding, beginning of year              2,756,340   $         9.04   2,600,002   $         8.35
Granted                                       478,000            11.25     692,000            10.20
Exercised                                    (678,401)            8.08    (360,165)            5.39
Forfeited                                     (28,000)           12.69    (175,497)           10.95
                                            ---------   --------------   ---------   --------------
Outstanding, end of year                    2,527,939             9.67   2,756,340             9.04
                                            =========   ==============   =========   ==============
Options exercisable, end of year            1,455,339   $        11.83   1,578,840   $        12.12
                                            =========   ==============   =========   ==============

The following summarizes information about the employee stock options at December 31, 2003:

                                      Options outstanding        Options exercisable
                     -----------------------------------------------------------------
                                    Weighted
                                     average       Weighted                   Weighted
                                    remaining      average                    average
Range of               Options     contractual     exercise     Options       exercise
exercise price       outstanding  life (years)      price     exercisable      price
--------------       -----------  ------------     --------   -----------     --------
$ 2.74 - $ 4.00         113,838       2.4          $   2.74       20,338      $   2.74
$ 4.00 - $ 6.00         175,000       0.5              4.63      175,000          4.63
$ 6.00 - $ 8.00         160,000       1.2              6.88      160,000          6.88
$ 8.00 - $10.00         125,500       6.2              8.10      125,500          8.10
$10.00 - $15.00       1,284,101       4.0             10.84      305,001         10.98
$15.00 - $20.00         453,000       3.0             17.13      453,000         17.13
$20.00 - $22.00         216,500       4.5             22.00      216,500         22.00
                      ---------       ---          --------    ---------      --------
$ 2.74 - $22.00       2,527,939       3.5              9.67    1,455,339         11.83
                      =========       ===          ========    =========      ========

     D) STOCK-BASED COMPENSATION: For stock options granted to employees on or after January 1, 2002, had the Company determined compensation expense based on the "fair value" method at the grant date of such stock option awards, consistent with the method prescribed under CICA Handbook Section 3870, the Company's net earnings for the year and earnings per share would have been reported as the pro forma amounts indicated below:

                                                          2003       2002
                                                       ---------   ---------
Net earnings, as reported                              $  73,906   $  54,471
Stock-based compensation expense                           2,796       1,185
                                                       ---------   ---------
Pro forma net earnings                                 $  71,110   $  53,286
                                                       =========   =========

Basic earnings per share, as reported                  $    1.33   $    0.99
Effect of stock-based compensation expense                  0.05        0.02
                                                       ---------   ---------
Pro forma basic earnings per share                     $    1.28   $    0.97
                                                       =========   =========

Diluted earnings per share, as reported                $    1.31   $    0.98
Effect of stock-based compensation expense                  0.05        0.02
                                                       ---------   ---------
Pro forma diluted earnings per share                   $    1.26   $    0.96
                                                       =========   =========

                                                    CINRAM 2003 ANNUAL REPORT 49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

     The weighted average estimated fair value at the date of the grant for options granted during the year ended December 31, 2003, was $5.56 per share (2002 - $5.28).

     The fair value of each option granted was estimated on the date of the grant using the Black-Scholes fair value option pricing with the following assumption:

                                                                                     2003        2002
                                                                                     ----        ----
Risk-free interest rate                                                                 4.0%       4.0%
Dividend yield                                                                          1.0%     0.768%
Volatility factor of the future expected market price of common share                    57%        60%
Weighted average expected life of the options                                       5 YEARS    5 years

     For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis.

10. BASIC AND DILUTED EARNINGS PER SHARE

Basic and diluted earnings per share have been calculated using the weighted average and maximum dilutive number of shares outstanding during the year, which amounted to 55,628,006 (2002 - 55,053,741) and 56,611,737 (2002 - 55,334,605),
respectively.

The following table sets forth the computation of diluted earnings per share:

                                                                                2003      2002
                                                                            ----------   --------
Numerator:
  Earnings available to common shareholders                                 $   73,906   $ 54,471
                                                                            ==========   ========

Denominator (shares in thousands):
  Weighted average shares outstanding                                           55,628     55,054
  Effect of dilutive securities:
    Employee stock options                                                         984        281
                                                                            ----------   --------
Adjusted weighted average shares and assumed conversions                        56,612     55,335
                                                                            ==========   ========

Stock options to purchase 216,500 common shares (2002 - 1,673,000 stock options and 1,700,000 warrants) were outstanding but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares for the year.

11. UNUSUAL ITEMS

                                                             2003       2002
                                                           --------   ---------
Provision for restructuring (i), (iii)                     $  3,800   $  (2,328)
Write-down of carrying value of capital assets (ii)               -       4,604
                                                           --------   ---------
                                                           $  3,800   $   2,276
                                                           ========   =========

50 CINRAM 2003 ANNUAL REPORT

2003:

     (i) During 2003, management closed a VHS duplication facility located in France. Management began to formulate an exit plan in April 2003 concurrent with management's discussions with the employee works council, which was concluded in July 2003. The exit plan was finalized in November 2003 and termination notices were given shortly thereafter to all 102 employees. The duplication facility ceased production on December 17, 2003, resulting in the incurrence of severance and other employee-related costs, lease cancellation and idle facility costs, asset write-downs, and certain other exit costs. The Company expects to complete the closure of the facility by the end of 2004, except for certain lease obligations.

          The following table details the activity of the accrued restructuring liability and related charges:

                                                                                   BALANCE,
                                                                       Cash      DECEMBER 31,
                                                         Provision   payments        2003
                                                         ---------   --------    ------------
Type of cost:
  Severance and other employee-related costs             $   3,066   $   (222)   $      2,844
  Lease cancellation and idle facilities                       308        (10)            298
  Other exit costs                                             162       (106)             56
                                                         ---------   --------    ------------
                                                             3,536   $   (338)   $      3,198
                                                                     ========    ============

Asset write-downs                                              264
                                                         ---------
                                                         $   3,800
                                                         =========

2002:

     (ii) During 2002, as part of the Company's restructuring efforts in Europe, management negotiated an agreement to sell the shares of Cinram Nederland B.V. As part of this transaction, management reviewed the carrying value of its capital assets in the Netherlands, resulting in the write-down of capital assets to their net recoverable amount.

     (iii) As a result of the above noted transaction, management also determined that certain restructuring provisions recorded in prior periods were no longer necessary as the headcount reductions which were anticipated and provided for did not materialize.

12. INCOME TAXES

Income tax expense varies from the amount that would be computed by applying the basic combined federal and provincial rate as follows:

                                                                        2003                2002
                                                                 ------------------   ------------------
Basic rate applied to pretax earnings                            $  39,948   36.6 %   $  29,449   38.6 %
Increase (decrease) in taxes resulting from:
  Manufacturing and processing reduction                              (965)  (0.9)%      (1,522)  (2.0)%
  Losses in foreign subsidiaries not tax-effected                    1,132    1.0 %         484    0.6 %
  Losses utilized in the current period to reduce taxable
    income not previously recognized                                  (577)  (0.5)%      (1,883)  (2.5)%
  Tax rates in other jurisdictions                                  (4,004)  (3.7)%      (4,844)  (6.3)%

  Other items                                                         (293)  (0.2)%         139    0.2 %
                                                                 ---------   ----     ---------   ----
                                                                 $  35,241   32.3 %   $  21,823   28.6 %
                                                                 =========   ====     =========   ====

                                                    CINRAM 2003 ANNUAL REPORT 51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at December 31, 2003, and 2002 are presented below:

                                                                                           2003             2002
                                                                                        -----------      ----------
Future tax assets:
  Non-capital income tax loss carryforwards                                             $    11,519      $    8,005
  Capital loss carryforwards                                                                  4,183           3,714
  Accruals not deductible in the current period                                              23,738           9,903
  Capital assets - difference in net book value and undepreciated capital costs              13,351           1,748
  Goodwill and intangible assets                                                                277             493
                                                                                        -----------      ----------
                                                                                             53,068          23,863
  Less valuation allowance                                                                   18,685          14,958
                                                                                        -----------      ----------
                                                                                             34,383           8,905

Future tax liabilities:
  Capital assets - difference in net book value and undepreciated capital costs             (33,185)        (26,581)
  Goodwill and intangible assets                                                             (5,153)              -
                                                                                        -----------      ----------
                                                                                            (38,338)        (26,581)
                                                                                        -----------      ----------
Net future tax liabilities                                                              $    (3,955)     $  (17,676)
                                                                                        ===========      ==========

At December 31, 2003, the Company has non-capital loss carryforwards in Europe. No benefit has been established in relation to these losses as it is not more likely than not that the Company will be able to utilize these losses in the future.

The income tax losses in Europe expiring in the years ending December 31 are as follows:

2005                     $   2,350
2009 and thereafter         31,051
                         ---------
                         $  33,401
                         =========

13. CONTINGENT LIABILITIES

The Company is involved in various legal actions that are normal to the Company's business in the opinion of the Company, any resulting liability is not expected to have a material adverse effect on the Company's financial position or its results.

14. RELATED PARTY TRANSACTIONS

The Company entered into the following related party transactions:

     (a) In September 2003, the Company purchased premises from three companies owned by certain shareholders of the Company and their families for $7,400, representing the fair market value of the land and building based on independent appraisals on the date of acquisition. These premises were purchased to allow the Company to complete consolidation and capacity expansion plans.

          Prior to the purchase of the land and building, the Company leased these premises on a month-to-month basis at an exchange amount as agreed to by the parties. Lease costs for 2003 up to the purchase of the premises were $570 (2002 - $760).

     (b) During 2003, the Company paid the following amounts to related parties: $3,177 (2002 - $534) to a law firm including $3,000 for acquisition related work, where one of Cinram's Directors and one of Cinram's Officers are each partners, and $250 (2002 - $188) to a Director for consulting services.

52 CINRAM 2003 ANNUAL REPORT

15. PENSION AND NON-PENSION EMPLOYMENT BENEFIT PLANS

As part of the Time Warner Inc. acquisition (Note 2), the Company assumed contributory and non-contributory defined benefit pension plans that cover certain of its newly acquired workforce in the U.S. and Germany.

The plan assets and the benefit obligations were transferred over to the Company on October 24, 2003.

UNITED STATES:

Certain non-union and union employees participate in the pre-tax defined contribution plan (the "401(k) Plan"). The Company's contributions under the 401(k) Plan are based upon a Company's 401(k) Plan expense amounted to $850 for the year ended December 31, 2003 (2002 - $6001).

Certain union employees of the Company also participate in the Cinram Music Union Pension Plan (the "Music Union Plan"). Pension benefits under the Music Union Plan are based on formulas that reflect the employees' years of service multiplied by a specified dollar amount negotiated in collective bargaining.

The most recent actuarial valuations were completed on January 1, 2003.

GERMANY:

The Company's defined benefit pension plans cover certain existing and former employees who have signed specific agreements related to pension benefits, including members of senior and middle management. The pension plan contributions are based on German tax law requirements and therefore the plans remain essentially unfunded.

The Company has an early retirement agreement with its employee works council as part of a labour contract whereby eligible employees are able to receive certain benefits during a period of reduced work prior to attaining standard retirement age and German State pension benefits. A total liability of approximately $1,046 has been accrued for as of December 31, 2003.

The Company's German subsidiary also has an agreement with its employee works council as part of a labour contract whereby employees receive years of service awards upon reaching their 10 and 25-year service anniversaries. Employment and income taxes associated with this award are paid by the Company and a total liability of approximately $2,313 has been accrued for as of December 31, 2003.

The most recent actuarial valuations were completed on December 31, 2003.

The estimated present value of the benefit obligation and the estimated market value of the net assets available to provide for the defined benefits at December 31 are as follows:

                                                   United States      Germany          Total
                                                   -------------   ------------     ----------
Plan assets, at fair value                           $  6,022      $          -     $    6,022
Benefit obligations                                    (7,091)          (21,700)       (28,791)
                                                     --------      ------------     ----------
Deficiency of plan assets over benefit obligation      (1,069)          (21,700)       (22,769)
Unrecognized actuarial gain                                 -              (336)          (336)
                                                     --------      ------------     ----------
Net amount recognized                                $ (1,069)     $    (22,036)    $  (23,105)
                                                     ========      ============     ==========

                                                    CINRAM 2003 ANNUAL REPORT 53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

Pension fund assets consist primarily of fixed income and equity securities, valued at market value. The following information is provided on pension fund assets:

                                                                    United States      Germany       Total
                                                                    -------------      -------       -----
Fair value of plan assets as of October 24, 2003                    $       6,035      $     -      $ 6,035
Actual return on plan assets                                                  147            -          147
Actual benefits paid                                                         (160)           -         (160)
                                                                    -------------      -------      -------
FAIR VALUE OF PLAN ASSETS AS OF DECEMBER 31, 2003                   $       6,022      $     -      $ 6,022
                                                                    =============      =======      =======

Benefit obligations are outlined below:

                                                                    United States      Germany       Total
                                                                    -------------      -------       -----
Benefit obligations as of October 24, 2003                          $       7,133      $22,049      $29,182
Service cost                                                                   47           37           84
Interest cost                                                                  71          207          278
Actual benefits paid                                                         (160)        (257)        (417)
Actuarial gain                                                                  -         (336)        (336)
                                                                    -------------      -------      -------
BENEFIT OBLIGATIONS AS OF DECEMBER 31, 2003                         $       7,091      $21,700      $28,791
                                                                    =============      =======      =======

Net plan expense is outlined below:

                                                                    United States      Germany       Total
                                                                    -------------      -------       -----
Components of net periodic cost from
  October 24, 2003 to December 31, 2003:
    Service cost                                                    $          47      $    37      $    84
    Interest cost                                                              71          207          278
    Expected return on plan assets                                            (78)           -          (78)
                                                                    -------------      -------      -------
    Net periodic benefit cost                                       $          40      $   244      $   284
                                                                    =============      =======      =======

Actuarial assumptions:

                                                                            United States     Germany
                                                                            -------------     -------
Weighted-average actuarial assumptions used to determine net cost:
  Discount rate for accrued benefit obligations                                 6.25%           5.25%
  Rate of compensation increase                                                 4.50%           3.50%
  Expected return on plan assets                                                   8%              -

16. CHANGE IN NON-CASH OPERATING WORKING CAPITAL

                                                                            2003        2002
                                                                          --------   ---------
Decrease in accounts receivable                                           $ 37,500   $  21,443
Decrease (increase) in inventories                                          76,499     (24,305)
Decrease (increase) in prepaid expenses                                     10,835      (2,806)
Increase in accounts payable and accrued liabilities                       219,871       7,004
Increase (decrease) in income taxes payable                                 (9,385)      3,397
                                                                          --------   ---------
                                                                          $335,320   $   4,733
                                                                          ========   =========

54 CINRAM 2003 ANNUAL REPORT

17. SEGMENTED INFORMATION

The Company has three reportable business segments, being Audio/ROM replication/duplication, Home Video replication/duplication and Printing.

The Home Video replication/duplication segment manufactures video cassettes and DVDs. The Audio/ROM replication/duplication segment manufactures audio cassettes, CDs and CD-ROMs. The Printing segment provides design, printing and packaging services. The Other segment includes distribution services and merchandising sales.

The accounting policies of the segments are the same as those described in the significant accounting policies. The Company evaluates segment performance based on earnings before interest expense, investment income, unusual items and income taxes.

In 2003, the Company was dependent on two customers for approximately 30% and 19%, respectively, of consolidated revenue from the two main business segments. At December 31, 2003, these customers represented approximately 21% and 28%, respectively, of consolidated accounts receivable.

In 2002, the Company was dependent on two customers for approximately 37% and 15%, respectively, of consolidated revenue from the two main business segments. At December 31, 2002, these customers represented approximately 39% and 19%, respectively, of consolidated accounts receivable.

     (a)  Industry segments:

                                                                                    2003
                                                      HOME VIDEO       AUDIO/ROM
                                                     REPLICATION/    REPLICATION/
                                                      DUPLICATION     DUPLICATION      PRINTING    OTHER        TOTAL
                                                     ------------    ------------      --------   --------    ----------
Revenue from external customers                      $    690,416    $    240,566      $ 64,993   $156,656    $1,152,631
Earnings before interest expense,
 investment income, unusual items
 and income taxes                                         103,311          12,174         7,695      3,929       127,109
Total assets                                            1,634,326         596,038       285,960    146,445     2,662,769
Amortization of capital assets and
 assets under capital leases                               60,878          19,192         1,669      7,064        88,803
Amortization of intangible assets                          12,774             149         1,957          -        14,880
Capital expenditures                                       97,589           2,701         1,937      9,603       111,830
Additions to goodwill and intangible assets               736,737           8,591       113,750          -       859,078

                                                                                                 2002
                                                                        Home Video      Audio/ROM
                                                                       replication/    replication/
                                                                        duplication    duplication     Other        Total
                                                                       ------------   -------------   -------      --------
Revenue from external customers                                        $    539,218   $     241,261   $98,200      $878,679
Earnings before interest expense, investment
income, unusual items and income taxes                                       61,994         15,016      2,215        79,225
Total assets                                                                509,157        227,811     92,725       829,693
Amortization of capital assets and assets under
capital leases                                                               46,051         20,605      8,387        75,043
Capital expenditures                                                         43,686          7,919     17,704        69,309

                                                    CINRAM 2003 ANNUAL REPORT 55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

     (b)  Revenue from external customers is comprised of the following:

                                             2003            2002
                                          ----------       --------
DVD                                       $  538,633       $245,332
VHS                                          151,783        293,886
Audio CD/CD-ROM                              226,321        207,497
Audio cassette                                14,245         33,764
Printing                                      64,993              -
Distribution                                  99,390         72,204
Merchandising                                 28,324              -
Other                                         28,942         25,996
                                          ----------       --------
                                          $1,152,631       $878,679
                                          ==========       ========

     (c)  Geographic segments:

                                                UNITED                                                  2003
                                 CANADA         STATES         FRANCE     GERMANY        OTHER          TOTAL
                                --------      ----------      --------    --------      -------       ----------
Revenue from external
 customers                      $181,578      $  693,701      $116,705    $100,618      $60,029       $1,152,631
Capital assets,
 assets under capital
 leases, goodwill and
 intangible assets                95,920       1,352,184        38,525     185,766       11,716        1,684,111
                                --------      ----------      --------    --------      -------       ----------

                                                United                                   2002
                                 Canada         States         France      Other         Total
                                --------      ----------      --------    --------      --------
Revenue from
 external customers             $167,596      $  452,723      $137,587    $120,773      $878,679
Capital assets,
 assets under capital
 leases and goodwill              71,439         198,120        35,409      13,466       318,434

18. FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the short-term maturity of these financial instruments. The carrying values of long-term debt and obligations under capital leases which have variable interest rates based on market rates approximate the fair values of those financial instruments. The fair values of the under capital leases were based on the amount of future cash flows associated with each instrument discounted using borrowing rates currently available for similar debt instruments of similar maturity. The aggregate fair value of the Company's total long-term debt and obligations under capital

                                Book value       Fair value
                                ----------       ----------
2003                            $   43,410       $   46,873
2002                                71,876           74,108

56 CINRAM 2003 ANNUAL REPORT

19. JOINT VENTURES

The Company's proportionate share of the assets, liabilities and results of operations of joint ventures as at and for the years ended December 31, 2003, and 2002, recorded in the consolidated financial statements of the Company, is as follows:

                                                                                            2003       2002
                                                                                          --------   -------
Current assets                                                                            $  7,366   $10,748
Long-term assets                                                                               781     1,674
Current liabilities                                                                          3,398     4,484
Net sales                                                                                   18,940    20,841
Earnings before interest expense, investment income, unusual items and income taxes            480     1,729
Net earnings                                                                                   130     1,012

Cash provided by (used in) operations, financing and investments (excluding non-cash activities) of joint ventures was as follows:

                                    2003        2002
                                  --------    --------
Cash provided by (used in):
    Operations                    $  1,684    $    529
    Investments                       (233)     (1,748)

                                                    CINRAM 2003 ANNUAL REPORT 57

11-YEAR FINANCIAL SUMMARY
(In thousands of Canadian dollars, except per share data)

                                                            2003         2002        2001        2000
                                                         ---------     -------     -------     -------
INCOME STATEMENT

Revenue                                                  1,152,631     878,679     831,723     652,281
Sales growth in %                                               31%          6%         28%          1%
Cost of sales                                              913,545     718,485     710,680     548,703
Gross profit before amortization                           343,848     235,237     187,898     161,338
Gross profit % before amortization                              30%         27%         23%         25%
Amortization                                               104,762      75,043      66,855      57,760
Gross profit                                               239,086     160,194     121,043     103,578
Gross profit as a % of sales                                   21%         18%         15%         16%
Selling, general and administrative expenses                96,018      80,969      81,208      80,376
Selling, general and administrative
    expenses as a % of net sales                                 8%          9%         10%         12%
Goodwill amortization                                            -           -       2,074       5,063
Research and development expenses                                -           -          99       1,700
Unusual items                                                3,800       2,276      (3,980)     51,676
EBITA* (earnings before interest,
    taxes and amortization)                                228,071     151,992     108,497      22,523
EBITA* %                                                        20%         17%         13%          3%
EBIT (earnings before interest and taxes)                  123,309      76,949      41,642     (35,237)
EBIT* %                                                         11%          9%          5%         (5)%
Interest expense                                            19,156       5,193       9,642      18,192
Investment income                                            4,994       4,538       4,404      16,671
Write-down of marketable securities                              -           -           -           -
Income tax expense                                          35,241      21,823      12,691      (8,647)
Net earnings                                                73,906      54,471      23,713     (28,111)
Basic EPS**                                                   1.33        0.99        0.43       (0.51)
Diluted EPS**                                                 1.31        0.98        0.43       (0.51)

* EBITA is defined herein as earnings before amortization, interest expense, investment income, and income taxes. EBIT is defined herein as earnings before interest expense, investment income and income taxes. Both of these are standard measures that are commonly reported and widely used in the industry to assist in understanding and comparing operating results. EBITA and EBIT are not defined terms under generally accepted accounting principle (GAAP). Accordingly, these measures should not be considered substitutes or alternatives for net earnings or cash flow, in each case as determined in accordance with GAAP.

** Per share data based on 3 for 1 stock split July 1987, 2 for 1 stock split June 1993 and 2 for 1 stock split February 1998

58 CINRAM 2003 ANNUAL REPORT

                                                       1999      1998      1997      1996      1995      1994      1993
                                                     -------   -------   -------   -------   -------   -------   -------
INCOME STATEMENT

Revenue                                              645,539   642,714   513,260   340,718   270,081   144,771   113,519
Sales growth in %                                          0%       25%       51%       26%       87%       28%       32%
Cost of sales                                        481,337   487,076   389,279   256,111   205,549   103,902    84,984
Gross profit before amortization                     222,777   213,815   165,606   103,234    81,371    50,308    38,586
Gross profit % before amortization                        35%       33%       32%       30%       30%       35%       34%
Amortization                                          58,575    58,177    41,625    18,627    16,839     9,439    10,051
Gross profit                                         164,202   155,638   123,981    84,607    64,532    40,869    28,535
Gross profit as a % of sales                              25%       24%       24%       25%       24%       28%       25%
Selling, general and administrative expenses          71,804    74,222    58,213    33,444    28,296    18,036    10,035
Selling, general and administrative
    expenses as a % of net sales                          11%       12%       12%       10%       11%       12%        9%
Goodwill amortization                                  8,746     5,185     2,928     1,257       765
Research and development expenses                      1,565     4,490     2,003     2,303     1,953     1,958     1,827
Unusual items                                         30,551
EBITA* (earnings before interest,
    taxes and amortization)                          110,111   129,918   102,462    66,230    50,357    30,314    26,724
EBITA* %                                                  17%       20%       20%       19%       19%       21%       24%
EBIT (earnings before interest and taxes)             51,536    71,741    60,837    47,603    33,518    20,875    16,673
EBIT* %                                                    8%       11%       12%       14%       12%       14%       15%
Interest expense                                      16,026    16,489     8,738     3,095     2,120         -         -
Investment income                                     16,753    17,450    10,374     3,931     3,742     2,309     1,788
Write-down of marketable securities                    3,320     6,150
Income tax expense                                    29,599    24,249    20,339    17,248    12,149     5,187     4,941
Net earnings                                          19,344    42,303    42,134    31,191    22,991    17,997    13,520
Basic EPS**                                             0.33      0.71      0.74      0.65      0.51      0.41      0.31
Diluted EPS**                                           0.32      0.70      0.73      0.63      0.49      0.40      0.31

                                                    CINRAM 2003 ANNUAL REPORT 59

11-YEAR COMPARATIVE BALANCE SHEET
11 years ending December 31, 2003 (in thousands of Canadian dollars)

                                       2003   2002   2001   2000    1999   1998   1997   1996   1995    1994   1993
                                       ----   ----   ----   ----    ----   ----   ----   ----   ----    ----   ----
BALANCE SHEET

Current ratio                          1.05   1.65   1.45   1.30    1.61   1.61   2.65   3.14   1.49    2.32   2.55
Debt to equity ratio*                  4.34   0.80   0.84   1.11    1.04   0.98   1.01   0.37   0.85    0.42   0.37
Debt to assets ratio*                  0.81   0.45   0.46   0.53    0.51   0.49   0.50   0.27   0.46    0.29   0.27
Equity to assets ratio                 0.19   0.55   0.54   0.47    0.49   0.51   0.50   0.73   0.54    0.71   0.73
Accounts receivable turnover**            3      4      4      3       4      5      5      5      6       7      8
Days sales in
    accounts receivable**               111     97    103    107      86     80     75     78     63      50     43
Inventory turnover***                    15     14     17     13      12     12     13     11     13      13     12
Days sales in inventory***               24     26     21     27      31     31     29     32     27      28     30
Asset turnover****                     0.64   1.07   1.13   0.87    0.78   0.79   0.71   0.73   1.09    1.06   1.04
Return on equity*****                    15%    13%     6%   n/a       5%    10%    12%    13%    19%     20%    18%
Return on total assets******              4%     7%     3%   n/a       2%     5%     7%     9%    12%     14%    13%

* consists of current and long-term liabilities including future income taxes

** two year average accounts receivable

*** two year average inventory

**** total assets excluding intangible assets

***** two year average equity

****** two year average total assets

SUMMARY OF QUARTERLY RESULTS
Years ended December 31
(in thousands of Canadian dollars, except per share data)

                                                                 Earnings per share
                    Sales             Net Earnings            Basic            Diluted
QUARTER        2003       2002      2003      2002      2003        2002     2003    2002
           ----------   --------   -------   -------   ------      -----    -----   -----
First      $  195,106   $181,433   $10,930   $ 3,985   $ 0.20      $0.07    $0.20   $0.07
Second     $  192,188   $171,570   $11,630   $ 7,575   $ 0.21      $0.14    $0.21   $0.14
Third      $  203,529   $224,726   $19,123   $14,843   $ 0.34      $0.27    $0.33   $0.27
Fourth     $  561,808   $300,950   $32,223   $28,068   $ 0.58      $0.51    $0.57   $0.50
           ----------   --------   -------   -------   ------      -----    -----   -----
Year       $1,152,631   $878,679   $73,906   $54,471   $ 1.33      $0.99    $1.31   $0.98
           ==========   ========   =======   =======   ======      =====    =====   =====

60 CINRAM 2003 ANNUAL REPORT

TRADING OF COMMON SHARES: CRW

Years ended December 31          Quarter      High       Low      Closing   Volume
                                 -------    --------  --------   --------   ------
2003                             FIRST      $  11.25  $   8.36   $  11.00   12,988
                                 SECOND     $  16.85  $  10.80   $  16.43   21,626
                                 THIRD      $  29.60  $  15.51   $  24.95   38,905
                                 FOURTH     $  28.59  $  25.34   $  28.35   21,488
                                 -------    --------  --------   --------   ------
                                 YEAR       $  29.60  $   8.36   $  28.35   95,006
                                 -------    --------  --------   --------   ------

2002                             First      $   8.45  $   4.62   $   7.95   23,505
                                 Second     $  11.25  $   7.52   $  10.35   14,313
                                 Third      $  10.20  $   6.10   $   7.00   12,570
                                 Fourth     $  10.29  $   5.31   $   9.89   15,989
                                 -------    --------  --------   --------   ------
                                 Year       $  11.25  $   4.62   $   9.89   66,377
                                 -------    --------  --------   --------   ------

2001                             First      $   3.50  $   2.00   $   2.75    7,836
                                 Second     $   4.75  $   2.50   $   4.25    6,773
                                 Third      $   4.55  $   3.50   $   3.79    4,793
                                 Fourth     $   5.15  $   3.06   $   4.60    8,364
                                 -------    --------  --------   --------   ------
                                 Year       $   5.15  $   2.00   $   4.60   27,765
                                 -------    --------  --------   --------   ------

2000*                            First      $  11.30  $   7.55   $   7.55   11,583
                                 Second     $  10.80  $   7.50   $   9.40   15,807
                                 Third      $   9.75  $   4.85   $   5.75   10,318
                                 Fourth     $   6.05  $   2.56   $   2.85   15,051
                                 -------    --------  --------   --------   ------
                                 Year       $  11.30  $   2.56   $   2.85   52,759
                                 -------    --------  --------   --------   ------

1999*                            Year       $  21.50  $   8.65   $  11.75   45,406
                                 -------    --------  --------   --------   ------

*TSX and Nasdaq

COMMON SHARES

(weighted average number of shares outstanding at December 31, 2003)

Basic                 55,628,006
Diluted               56,611,737

                                                    CINRAM 2003 ANNUAL REPORT 61

DIRECTORS AND OFFICERS

BOARD OF DIRECTORS

[PHOTO OF HENRI A. ABOUTBOUL]    HENRI A. ABOUTBOUL(3)
                                 Non-Executive
                                 Chairman of the Board

                                 Director,
                                 Waste Management
                                 International B.V.

[PHOTO OF NORMAN MAY, Q.C.]      NORMAN MAY, Q.C.(2)
                                 Director

                                 Partner,
                                 Fogler, Rubinoff LLP

[PHOTO OF NADIR H. MOHAMED]      NADIR H. MOHAMED, CA (1, 3*)
                                 Director

                                 President and
                                 Chief Executive Officer,
                                 Rogers Wireless
                                 Communications Inc.

[PHOTO OF ISIDORE PHILOSOPHE]    ISIDORE PHILOSOPHE
                                 Director

                                 Chief Executive Officer,
                                 Cinram International Inc.

[PHOTO OF JOHN R. PRESTON]       JOHN R. PRESTON, CPA, (1, 2*)
                                 Director

                                 Vice-President, Finance
                                 and Administration,
                                 Southern Wine & Spirits
                                 of America, Inc.

[PHOTO OF LEWIS RITCHIE]         LEWIS RITCHIE, CA
                                 Director

                                 Executive Vice-President,
                                 Finance and Administration
                                 Chief Financial Officer and
                                 Secretary, Cinram International Inc.

[PHOTO OF DAVID RUBENSTEIN]      DAVID RUBENSTEIN
                                 Director

                                 President, Cinram Americas
                                 Executive Vice-President,
                                 Cinram International Inc.

[PHOTO OF PETER G. WHITE]        PETER G. WHITE(1*, 3)
                                 Director

                                 Co-Chief Operating Officer
                                 and Secretary, Hollinger Inc.

1 Audit Committee

2 Corporate Governance and Nominations Committee

3 Compensation Committee

* Committee Chair

62  CINRAM 2003 ANNUAL REPORT

OFFICERS

ISIDORE PHILOSOPHE
Chief Executive Officer

DAVID LOCKSLEY
Chief Information Officer

JAIME OVADIA
President,
Cinram Latin America

Executive Vice-President,
Worldwide Theatrical
Home Video

JACQUES PHILOSOPHE
Executive Vice-President

LEWIS RITCHIE, CA
Executive Vice-President,
Finance and Administration
Chief Financial Officer
and Secretary

DAVID RUBENSTEIN
President, Cinram Americas
Executive Vice-President

MONIQUE RABIDEAU
Assistant Secretary

Partner
Fogler, Rubinoff LLP

JOHN TINO, CA
Director,
Financial Reporting and Treasurer

MARCEL TUCHNER
Executive Vice-President,
Manufacturing and Engineering

                                                    CINRAM 2003 ANNUAL REPORT 63

CORPORATE INFORMATION

HEAD OFFICE
Cinram International Inc.
2255 Markham Rd.
Toronto, Ontario
M1B 2W3
Telephone: (416) 298-8190
Fax: (416) 298-0612

INVESTOR RELATIONS
2255 Markham Rd.
Toronto, Ontario
M1B 2W3
Telephone: (416) 298-8190
E-mail: investorrelations@cinram.com

TRANSFER AGENT
Computershare Trust Company of Canada
100 University Avenue, 9th Floor
Toronto, Ontario
M5J 2Y1
Telephone: 1-800-564-6253
Fax: 1-888-453-0330
E-mail: CARegistryInfo@computershare.com

AUDITORS
KPMG LLP
4100 Yonge Street
Suite 200
Toronto, Ontario
M2P 2H3

DIVIDEND POLICY AND PAYMENT
Cinram's long-term strategic objective is to secure above average capital growth for its shareholders. The Company retains most of its earnings to maximize expansion opportunities.

Cinram declares dividends on a quarterly basis. In March 2004, the Company declared a quarterly dividend of $0.03 per common share, payable on March 31, 2004.

ANNUAL MEETING

Cinram's Annual and Special Meeting of Shareholders will be held at 4 p.m. on June 16, 2004, at the TSX Conference Centre (130 King Street West, Toronto, Ontario, M5X 1E1). Shareholders are invited to attend this meeting.

64 CINRAM 2003 ANNUAL REPORT

CORPORATE DIRECTORY

CANADA

CINRAM INTERNATIONAL INC.
2255 Markham Rd.
Toronto, Ontario
M1B 2W3
Telephone: (416) 298-8190
Fax: (416) 298-0612

5590 Finch Avenue East
Toronto, Ontario
Canada M1B 1T1
Telephone: (416) 298-8190
Fax: (416) 332-9022

601 Milner Avenue
Toronto, Ontario
Canada M1B 1M8
Telephone: (416) 298-8190

UNITED STATES

CINRAM INC. U.S. - HEAD OFFICE
1600 Rich Road
Richmond, Indiana
USA 47374
Telephone: (765) 962-9511
Fax: (765) 962-1564

4950 Moores Mill Road
Huntsville, Alabama
USA 35811
Telephone: (256) 859-9042
Fax: (256) 859-9932

CINRAM MANUFACTURING INC.
1400 East Lackawanna Avenue
Olyphant, Pennsylvania
USA 18448
Telephone: (570) 383-2471
Fax: (570) 383-6722

6110 Peachtree Street
Commerce, California
USA 90040
Telephone: (323) 832-2600
Fax: (323) 725-8763

IVY HILL CORPORATION - HEAD OFFICE
619 West 54th Street
New York, New York
USA 11019
Telephone: (646) 834-1500
Fax: (646) 834-1576

7000 New Horizons Blvd.
Amityville, New York
USA 11701
Telephone: (631) 842-6800
Fax: (631) 842-6827

4325 Shepherdsville Road
Louisville, Kentucky
USA 40218
Telephone: (502) 458-5303
Fax: (502) 458-2125

4025 Third Parkway
Terre Haute, Indiana
USA 47804
Telephone: (812) 466-9851
Fax: (812) 466-4676

1275 Los Angeles Street
Glendale, California
USA 91204
Telephone: (818) 552-1000
Fax: (818) 638-0477

4800 Santa Fe Avenue
Los Angeles, California
USA 90058
Telephone: (323) 277-4800
Fax: (323) 277-4890

GIANT MERCHANDISING INC.
5655 Union Pacific Avenue
Commerce, California
USA 90022
Telephone: (323) 887-3300
Fax: (323) 887-3341

Blvd. Cucapah no. 19657
Parque Ind. El Lago
Tijuana, B.C. C.P. 22550

EUROPE

CINRAM EUROPE - HEAD OFFICE

3 Shortlands
Hammersmith, London
United Kingdom, W6 8RX
Telephone: (44) 208 741 3388
Fax: (44) 2087359450

CINRAM U.K. LTD.
2 Central Avenue, Ransomes
Europark Ipswich, Suffolk
United Kingdom, 1P3 9SL

CINRAM FRANCE
B.P. 48, 27600
Gaillon, France
Telephone: (33) 232214703

CINRAM OPTICAL DISCS S.A.
B.P. 406, 27400
Louvier, France
Telephone: (33) 232257201

CINRAM Gmbh
Max-Planck-Strasse 1-9
52477 Alsdorf
Germany
Telephone: (49) 2404 58-0
Fax: (49) 2404 58-111

LATIN AMERICA

CINRAM LATIN AMERICA
S.A. De C.V.
Av. Tlahuac no. 6710 col.
San fco. Tlatenco
13400 Mexico, d.f.
Telephone: (525) 862-3200
Fax: (525) 841-2819

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CINRAM INTERNATIONAL INC.

CORPORATE HEAD OFFICE
2255 MARKHAM ROAD
TORONTO, ON CANADA M1B 2W3

TELEPHONE (416) 298-8190
FAX (416) 298-0612
WWW.CINRAM.COM

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